UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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EXELIXIS, INC.
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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210 East Grand Ave.
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2017
To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (“Exelixis”), will be held on Wednesday, May 24, 2017, at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, California 94080 for the following purposes:

1.	To elect the four Class III nominees for director named in the Proxy Statement accompanying this Notice to hold office until the 2020 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 29, 2017.
3.	To approve the Exelixis, Inc. 2017 Equity Incentive Plan (the “2017 Equity Plan”). A copy of the 2017 Equity Plan is attached to the Proxy Statement accompanying this Notice as Appendix A.
4.	To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in the Proxy Statement accompanying this Notice.
5.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Exelixis’ named executive officers.
6.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2016 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2016 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
The record date for the Annual Meeting is March 31, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 24, 2017, at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94080.
The Proxy Statement and Annual Report to stockholders are available at www.exel-annualstockholdermeeting.com.

The Board of Directors recommends that you vote “FOR” Proposal Nos. 1-4 identified above and for "ONE YEAR" as the preferred frequency with which Exelixis will conduct stockholder advisory votes on the compensation of Exelixis' named executive officers.

By Order of the Board of Directors

JEFFREY J. HESSEKIEL
Executive Vice President, General Counsel and Secretary
South San Francisco, California

April 13, 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING OF STOCKHOLDERS, TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING AND TO ENSURE THAT A QUORUM IS PRESENT, YOU ARE URGED TO VOTE YOUR PROXY ONLINE, BY TELEPHONE OR BY RETURNING A PROXY CARD BY MAIL AS INSTRUCTED IN THE NOTICE OF AVAILABILITY OF PROXY MATERIALS. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE, THEN THAT ENTITY IS THE HOLDER OF RECORD AND YOU WILL NEED TO FOLLOW THE INSTRUCTIONS ON THE INSTRUCTION FORM THEY SEND TO YOU AND THEY WILL VOTE YOUR SHARES AS YOU DIRECT, OR YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT ENTITY TO VOTE YOUR SHARES.

210 East Grand Ave.
South San Francisco, CA 94080

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2017
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?
We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail because the Board of Directors, or the Board, of Exelixis, Inc. (sometimes referred to as “we,” “us” or “Exelixis”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice of Internet Availability of Proxy Materials described below to submit your proxy over the telephone or on the Internet.
We intend to send or make available these materials to stockholders on April 13, 2017.
What is included in these proxy materials?
These proxy materials include:

•	The Notice of the 2017 Annual Meeting of Stockholders;

•	The Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, as filed with the Securities and Exchange Commission, or SEC, on February 27, 2017, or the Annual Report.
If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, we have elected to use the Internet as the primary means of furnishing proxy materials to our stockholders this year. This method allows us to deliver the proxy materials to you more quickly, lowers our costs significantly and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or Notice of Availability, to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving a Notice of Availability can request a printed set of proxy materials. Moreover, all stockholders can access the proxy materials at www.exel-annualstockholdermeeting.com, irrespective of whether they receive a Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials on the Internet or how to request a printed copy may be found in the Notice of Availability and in this Proxy Statement.
In addition, a stockholder may ask to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of this option to help reduce the environmental impact of our annual meeting and to reduce costs associated with the physical printing and mailing of materials in line with our cost-containment strategies. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
Only stockholders of record at the close of business on March 31, 2017, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 292,302,330 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 31, 2017, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below, or complete and mail the proxy card if you received printed materials.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 31, 2017, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your shares is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are five matters scheduled for a vote at the 2017 Annual Meeting. They are as follows:

•	Election of the four Class III nominees for director named herein to hold office until the 2020 Annual Meeting of Stockholders;

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017;

•	Approval of the 2017 Equity Incentive Plan, or the 2017 Equity Plan;

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement; and

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.
How do I vote?
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you have four ways to vote.

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In person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. You must bring valid photo identification such as a driver’s license or passport and may be asked to provide proof of stock ownership, such as your account statement, as of the Record Date, March 31, 2017.

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Via the Internet. To vote on the Internet, go to www.investorvote.com/EXEL and follow the instructions provided in the Notice of Availability. Your vote must be received by 11:59 p.m., Eastern Time, on May 23, 2017, to be counted.

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By Telephone. To vote by telephone, request a paper or email copy of the proxy materials by following the instructions provided in the Notice of Availability and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m. Eastern Time, on May 23, 2017, to be counted.

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By Mail. To vote by mail, request a paper copy of the proxy materials by following the instructions provided in the Notice of Availability and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope that will be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank (i.e., “Street Name”)
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received the Notice of Availability containing voting instructions from that organization rather than from us. Simply follow these instructions for your bank, broker or other agent to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank providing such a service, you may grant a proxy to vote those shares by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date, March 31, 2017.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of a proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What if I return a proxy card but do not make specific choices?
If you are a stockholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the proposals as follows:

•	“For” the election of Drs. Morrissey, Papadopoulos, Scangos and Willsey as described in Proposal 1;

•	“For” the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017, as described in Proposal 2;

•	“For” the approval of the 2017 Equity Plan as described in Proposal 3;

•	“For” the advisory approval of the compensation of our named executive officers as described in Proposal 4; and

•	For “One Year” as the preferred frequency of advisory votes to approve executive compensation in Proposal 5.
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Proposal 2 constitutes a “routine” management proposal, and thus, if you do not give your broker or nominee specific instructions, your broker or nominee will nevertheless have the authority to vote your shares with respect to this proposal, but will not have the authority to vote your shares with respect to Proposals 1, 3, 4 or 5, which constitute “non-routine” proposals.
Who is paying for this proxy solicitation?
We will bear the entire cost of soliciting proxies, including the preparation, printing and mailing of the Notice of Availability, the Notice of Annual Meeting, the Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.
What does it mean if I receive more than one Notice of Availability or proxy card?
If you receive more than one Notice of Availability or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Availability or proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in the following ways:
Stockholder of Record: Shares Registered in Your Name

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Your proxy may be revoked by filing with the Secretary of Exelixis at our principal executive office, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by granting a subsequent proxy by telephone or on the Internet (your latest telephone or Internet proxy is the one that is counted).

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.
Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.
What is the quorum requirement for the Annual Meeting?
A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting, either in person or by proxy, in order to hold a valid meeting. This is called a “quorum.”
If you are a stockholder of record, your shares will be counted towards the quorum only if you vote in person at the meeting or have properly voted by proxy on the Internet, by telephone or by submitting a proxy card by mail or at the Annual Meeting. You may vote “For,” “Against” or “Abstain” with respect to Proposals 1, 2, 3 and 4 and for “One Year,” “Two Years,” “Three Years” or “Abstain” with respect to Proposal 5. Abstentions will be counted towards the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.
If you are a beneficial owner holding your shares in “street name” then only the broker or bank can vote your shares unless you obtain a valid proxy from the broker or bank. See “What if I return a proxy card but do not make specific choices?” above. Shares represented by “broker non-votes” will be counted in determining whether there is a quorum present. Votes will be counted by the inspector of election appointed for the Annual Meeting. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
How many votes are needed to approve each proposal and how are votes counted?

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Proposal 1-Election of Directors: Directors in an uncontested election, such as this one, are elected by majority vote. Each of the four Class III nominees must receive “For” votes from the holders of a majority of shares cast with respect to such director (i.e., the number of shares voted “For” a director must exceed the number of shares voted “Against” that director). Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

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Proposal 2-Ratification of Ernst & Young LLP: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent accounting firm; thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have no effect on the results of this vote.

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Proposal 3-Approval of 2017 Equity Plan: The affirmative vote of a majority of shares present in person or by represented proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the 2017 Equity Plan. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

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Proposal 4-Advisory Vote on Executive Compensation: The affirmative vote of a majority of shares present in person or by represented proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the non-binding, advisory vote on executive compensation. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total. Since the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to the Compensation Committee and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

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Proposal 5-Advisory Vote on the Frequency of Stockholder Advisory Votes on Executive Compensation: The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be deemed the frequency preferred by our stockholders. If no frequency receives a majority of the votes held by holders present in person or represented by proxy at the Annual Meeting, then no frequency will be deemed a frequency preferred by our stockholders. Since the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to the Board and, accordingly, the Board intends to consider the results of this vote in making determinations in the future regarding its recommendation with respect to the frequency of stockholder advisory votes on executive compensation.

Do I have dissenters’ rights?
No. We are organized as a corporation under Delaware law. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to any of the proposals set forth in this Proxy Statement and we will not independently provide the stockholders with any such rights.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Will other matters be voted on at the Annual Meeting?
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxyholders.
What proxy materials are available on the Internet?
This Proxy Statement and our 2016 Annual Report are available at www.exel-annualstockholdermeeting.com.
What is the deadline for submitting stockholder proposals for the 2018 Annual Meeting?
To be considered for inclusion in the 2018 proxy materials, your proposal must be submitted in writing by December 14, 2017, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2018 Annual Meeting of Stockholders is held before April 24, 2018, or after June 23, 2018, then the deadline will be a reasonable time prior to the time that we make our proxy materials available to our stockholders, either online or in printed form.
If you wish to submit a proposal or nominate a director at the 2018 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080, to be received no earlier than the close of business February 23, 2018, and no later than the close of business on March 25, 2018. However, if our 2018 Annual Meeting of Stockholders is held before April 24, 2018, or after June 23, 2018, then you must notify Exelixis’ Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2018 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2018 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2018 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2018 Annual Meeting of Stockholders, the 10th day following the day that we first make such public announcement of the date of the 2018 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2018 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended, our management will have discretionary authority to vote all shares for which it has proxies for any such stockholder proposal or director nomination, including in opposition to such stockholder proposal or director nomination.

How may I obtain a printed copy of the Proxy Materials?
Instructions on how to obtain a printed copy of the proxy materials are set forth in the Notice of Availability.
Where can I obtain directions to the Annual Meeting?
Directions to our Annual Meeting may be found on our website at: www.exelixis.com/about/locations-and-directions.

PROPOSAL 1
ELECTION OF CLASS III DIRECTORS
Our Certificate of Incorporation and Bylaws provide that the Board is divided into three classes, with each class having a three-year term. As of the date of this Proxy Statement, the Board has eleven members -- three Class I directors, four Class II directors and four Class III directors. The term of office for each of the four directors in Class III will expire at the Annual Meeting. Each of the director nominees set forth in this Proxy Statement is currently a director of Exelixis who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2020 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.
As this is an uncontested election, directors will be elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Board, after receiving the recommendation of the Nominating and Corporate Governance Committee of the Board, may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.
All director nominees set forth in this Proxy Statement have tendered an irrevocable resignation as a director conditioned upon (i) such director failing to receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, and (ii) acceptance by the Board of such resignation. If a director nominee who is serving as a director at the time of the election does not receive a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee will evaluate the best interests of Exelixis and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his conditional resignation shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board determines not to accept the conditional resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission, or the SEC.
Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Incorporated within each biography is a description of the specific experience, qualifications, attributes and skills of each director or director nominee that led our Board to conclude that the individual should serve as a director as of the date of this Proxy Statement.
Class III Director Nominees for Election for a Three-Year Term Expiring at the 2020 Annual Meeting
Michael M. Morrissey, Ph.D., age 56, has served as a director and as Exelixis’ President and Chief Executive Officer since July 2010. Dr. Morrissey has held positions of increasing responsibility at Exelixis since he joined the company in February 2000, including serving as President of Research and Development from January 2007 until July 2010. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University. Our Board has concluded that Dr. Morrissey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his leadership role as the President and Chief Executive Officer of Exelixis. Beyond his role as Exelixis’ principal executive officer, the Board also considered Dr. Morrissey’s extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, comprehensive leadership background resulting from service as an executive in the biotechnology industry, and his ability to bring historic knowledge and continuity to the Board.
Stelios Papadopoulos, Ph.D., age 68, a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell

Biology. Dr. Papadopoulos is a co-founder of Anadys Pharmaceuticals, Inc., a publicly-held drug discovery and development company acquired by Hoffmann-La Roche Inc. in November 2011. Dr. Papadopoulos served as a member of the board of directors of Anadys Pharmaceuticals from 2000 to 2011 and as its chairman in 2011, prior to its acquisition. Dr. Papadopoulos has also served as a member of the board of directors of three other publicly-held companies: BG Medicine, Inc., a diagnostics company focused on the development and commercialization of cardiovascular diagnostic tests, since 2003; Biogen, Inc., a biopharmaceutical company focused on the treatment of serious diseases, since 2008 and as its chairman since 2014; and Regulus Therapeutics Inc., a biopharmaceutical company focused on the development of medicines targeting microRNAs, since 2008, and as its chairman since 2013. Dr. Papadopoulos was also co-founder and member of the board of directors of Cellzome Inc., a privately-held drug discovery company acquired by GlaxoSmithKline in May 2012. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, a member of the board of visitors of Duke Medicine, and a member of the Global Advisory Board of the Duke Institute for Health Innovation. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University. Our Board has concluded that Dr. Papadopoulos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his broad leadership experience resulting from extensive service on various boards, his knowledge and experience with respect to finance matters, and his ability to bring historic knowledge and continuity to the Board.
George A. Scangos, Ph.D., age 68, has been a director since October 1996. Since January 2017, Dr. Scangos has served as Chief Executive Officer and as a member of the board of directors of Vir Biotechnology, Inc., a privately held biotechnology company focused on fighting infectious diseases. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen Inc. Prior to joining the Biogen organization, from October 1996 to July 2010, Dr. Scangos served as our President and Chief Executive Officer. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering, and quality assurance. Dr. Scangos has served as a member of the board of directors of various publicly-held companies, including Anadys Pharmaceuticals, Inc. from 2003 to 2010 and Entelos, Inc. from 1997 to 2010. Dr. Scangos also served as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH) until 2010. Dr. Scangos previously served as the Chair of the California Healthcare Institute (CHI), as a member of the Board of the Global Alliance for TB Drug Development, and as a member of the board of directors of BayBio. Dr. Scangos currently serves as a director of Agilent Technologies, Inc. and Fondation Santé. Dr. Scangos is also a member of the Board of Advisors of the University of California, San Francisco School of Pharmacy, and the National Board of Advisors of the University of California, Davis School of Medicine. Dr. Scangos was a Jane Coffin Childs Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. Our Board has concluded that Dr. Scangos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his prior leadership role as our President and Chief Executive Officer. Beyond his prior role as our principal executive officer, the Board also considered Dr. Scangos’ extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his comprehensive leadership background resulting from service on various boards and as an executive in the biotechnology industry, and his ability to bring historic knowledge and continuity to the Board.
Lance Willsey, M.D., age 55, has been a director since April 1997. Dr. Willsey was a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, from July 1998 to March 2002, and currently is a consultant to institutional investors in the field of oncology. Since 2000, Dr. Willsey has served on the Visiting Committee of the Department of Genitourinary Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. From 2000 to 2010, Dr. Willsey served a member of the board of directors of Exact Sciences Corporation, a publicly-held biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University. Our Board has concluded that Dr. Willsey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his skill as a physician, his knowledge and experience with respect to the life sciences and healthcare industries, and his knowledge and experience with respect to finance matters.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.
Class I Directors Continuing in Office Until the 2018 Annual Meeting
Charles Cohen, Ph.D., age 66, has been a director since November 1995. Dr. Cohen is an independent investor and the Chief Executive Officer of two biotechnology start-up companies, On Target Therapeutics, LLC and Perform Biologics, Inc.

From May 2007 to December 2015, Dr. Cohen was a managing director of Synthesis Capital (formerly Advent Healthcare Ventures), a venture capital firm. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG, a post-genomics biotechnology company. Prior to that time, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was one of its directors and its Chief Executive Officer from 1985 to 1995. Dr. Cohen served as a member of the board of directors of the following publicly-held biopharmaceutical companies: Anadys Pharmaceuticals, Inc., from 2000 to 2005, and Anesiva, Inc., from 2005 to 2007. Dr. Cohen serves on the board of directors and as a Chief Executive Officer of several Advent Healthcare Ventures privately-held portfolio companies. Dr. Cohen also served as the Chairman of the Supervisory Board of Cellzome AG, prior to its acquisition by GlaxoSmithKline in May 2012, and as the Chief Executive Officer of several other companies. Dr. Cohen received his Ph.D. from New York University School of Medicine. Our Board has concluded that Dr. Cohen should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a scientist, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as a chief executive officer, and his knowledge and experience with respect to finance matters.
George Poste, D.V.M., Ph.D., FRS, age 72, has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D, of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste served on the Defense Science Board of the U.S. Department of Defense from 2001 to 2010 and is a member of other organizations dedicated to advancing defenses against bioweapons and biowarfare. Since February 2003, Dr. Poste has served as a member of the board of directors of Monsanto Company, a publicly-held provider of agricultural products and solutions. From April 2000 until August 2009, Dr. Poste served as the Non-Executive Chairman of Orchid Cellmark, Inc., a publicly-held DNA forensics company. Dr. Poste currently serves as a Board Member of Caris Life Sciences, a privately held medical diagnostics company. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England. Our Board has concluded that Dr. Poste should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a scientist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, his broad leadership experience resulting from service on various boards, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.
Jack L. Wyszomierski, age 61, has been a director since February 2004. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski has served: as a member of the board of directors of XOMA Corporation, a publicly-held company that discovers, develops and manufactures novel antibody therapeutics, since August 2010; as a member of the board of directors of Athersys, Inc., a publicly-held company engaged in the discovery and development of therapeutic product candidates, since June 2010; as a member of the board of directors of Solenis, LLC, a privately-held manufacturer of chemical products, since August 2014; and as a member of the board of directors of SiteOne Landscape Supply, Inc., a publicly-held company that distributes landscape supply products, since April 2016. Mr. Wyszomierski previously served as a member of the board of directors of: Unigene Laboratories, Inc., a publicly-held biopharmaceutical company, from April 2010 to July 2013; and AssuraMed Holding, Inc., a privately-held distributor of home healthcare products, from January 2011 until its acquisition by Cardinal Health Inc. in March 2013. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Our Board has concluded that Mr. Wyszomierski should continue to serve as director of Exelixis as of the date of this Proxy Statement due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries. These qualities have also formed the basis for the Board’s decision to appoint Mr. Wyszomierski as a member and chairman of the Audit Committee.
Class II Directors Continuing in Office Until the 2019 Annual Meeting
Carl B. Feldbaum, Esq., age 73, has been a director since February 2007. Mr. Feldbaum serves as a member of the board of directors of BIO Ventures for Global Health, a non-profit organization, and is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum served as a member of the board of directors of the following companies: Actelion, Ltd, a biopharmaceutical company, from 2005 to 2015; Trovagene, Inc. from 2014 to 2015; and Connetics Corporation from 2005 until its acquisition by Stiefel Laboratories, Inc. in 2006. Mr. Feldbaum holds an A.B. in Biology from Princeton University and a J.D. from the University of Pennsylvania Law School. Our Board has concluded that Mr. Feldbaum should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as an attorney, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as an executive officer and his knowledge and experience with policymaking, regulatory issues and other governmental matters.
Alan M. Garber, M.D., Ph.D., age 61, has been a director since January 2005. He became Provost of Harvard University, Mallinckrodt Professor of Health Care Policy at Harvard Medical School, and a Professor in the Harvard Kennedy School of Government and in the Department of Economics at Harvard in September 2011. Before moving to Harvard, from 1998 until August 2011, he was the Henry J. Kaiser Jr. Professor, a Professor of Medicine, and a Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber also served as the Director of the Center for Primary Care and Outcomes Research and the Center for Health Policy at Stanford. During his tenure at Stanford University, Dr. Garber also served as a Senior Fellow at the Freeman Spogli Institute for International Studies and as a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the National Academy of Medicine, the American Society of Clinical Investigation, the Association of American Physicians and the Board on Science, Technology, and Economic Policy at the National Academies. He is a Fellow of the American College of Physicians and the Royal College of Physicians. Dr. Garber is also a Research Associate with the National Bureau of Economic Research and served as founding Director of its Health Care Program for nineteen years. He has also served as a member of the National Advisory Council on Aging at the National Institutes of Health, as a member of the Board of Health Advisers of the Congressional Budget Office and as Chair of the Medicare Evidence Development and Coverage Advisory Committee at the Centers for Medicare and Medicaid Services. Dr. Garber previously served on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. with research honors from Stanford University. Our Board has concluded that Dr. Garber should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to his training as a physician and economist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.
Vincent T. Marchesi, M.D., Ph.D., age 81, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine. Our Board has concluded that Dr. Marchesi should continue to serve as director of Exelixis as of the date of this Proxy Statement due to his training as a physician and scientist and his research and experience in the fields of healthcare and life sciences, with a particular focus on biotechnology.
Julie Anne Smith, age 46, has been a director since September 2016. Ms. Smith served as President and Chief Executive Officer of Raptor Pharmaceuticals from January 2015 up until the company’s acquisition by Horizon Pharma plc in October 2016. Before rising to the role of Chief Executive Officer at Raptor Pharmaceuticals, Ms. Smith served as Executive Vice President and Chief Operating Officer from 2012 to 2014. From 2008 to 2012, Ms. Smith served as Chief Commercial Officer of Enobia Pharmaceuticals prior to the company’s acquisition by Alexion Pharmaceuticals, Inc. Previously, Ms. Smith served as the Vice President of Commercial at Jazz Pharmaceuticals from 2006 to 2008, overseeing commercial strategy and operations. From 2001 to 2005, Ms. Smith served as Vice President, Global Marketing at Genzyme General, and helped to establish the commercial team for the biotech start-up, Novazyme Pharmaceuticals, from 2000 to 2001. Ms. Smith began her industry career at Bristol-Myers Squibb, joining the company in 1996 as a Product Manager and rising to become a Director of channel strategy and design. Previously, Ms. Smith was a Director on the Health and Emerging Companies Sections of the Biotechnology Industry Organization (BIO) board and has also served on the Board of Directors at Audentes Therapeutics, Inc. since December 2016. Ms. Smith holds a B.S. in biological and nutritional sciences from Cornell University. Our Board has concluded that Ms. Smith should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to her knowledge and experience with respect to biotechnology, healthcare and pharmaceutical industries and her broad leadership experience resulting from service as an executive in the pharmaceutical industry.

Corporate Governance
Corporate Governance Guidelines
We have adopted written corporate governance guidelines, which may be viewed at www.exelixis.com under the caption “Investors & Media-Corporate Governance.” This document includes guidelines for determining director independence and qualifications for directors. Our Board regularly reviews, and modifies from time to time, our corporate governance guidelines, Board committee charters and Board practices. Please note that information found on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.
Code of Conduct and Ethics
We have adopted a Code of Conduct and Ethics that applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our website at www.exelixis.com under the caption “Investors & Media-Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the NASDAQ Stock Market, by filing a Current Report on Form 8-K with the SEC, disclosing such information.
Director Independence
We have adopted standards for director independence pursuant to NASDAQ listing standards, which require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. An “independent director” means a person other than an officer or employee of Exelixis or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Exelixis, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Garber, Marchesi, Papadopoulos, Poste, Scangos and Willsey, Messrs. Wyszomierski and Feldbaum and Ms. Smith, who are ten of the eleven members of the Board, represent a majority of the Board and are independent. Dr. Morrissey, our President and Chief Executive Officer, is not independent by virtue of his employment with Exelixis. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards; and (ii) all members of the Audit Committee meet the independence requirements under the Securities Exchange Act of 1934, as amended.
Board Leadership Structure
The Board does not have a formal policy on whether the role of chairman and chief executive officer should be separate or combined. Our corporate governance guidelines provide that the Board will select its chairman and the chief executive officer in the manner it considers to be in the best interests of our company and those of our stockholders. Currently, we have an independent chairman of the board separate from the chief executive officer. The Board believes this bifurcated structure provides for sufficient independent oversight of management and strong Board leadership, while allowing for the effective management of company affairs. The Board believes that if the positions of chairman and chief executive officer are combined, the appointment of a lead independent director would be necessary for effective governance. Accordingly, our corporate governance guidelines provide that if the roles are combined, the independent directors of the Board must appoint a lead independent director. Our corporate governance guidelines further provide that the lead independent director would: (i) preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as the principal liaison on Board-wide issues between the independent directors and the chairman; and (iv) have such other authority and duties as the Board may from time to time determine. The Board believes that this flexible approach provides it with the ability to establish a leadership structure, based upon its judgment that is in the best interests of our company and those of our stockholders at any given time.
Role of the Board in Risk Oversight
Management is responsible for identifying the various risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks that may exist from time to time. Management is also charged with the responsibility of implementing appropriate risk management policies and procedures and managing our risk exposure on a day-to-day basis. While we do not have a formal risk oversight policy, the Board, as a whole and through its various committees, conducts the risk oversight function for our company. In its risk oversight role, the Board evaluates whether management has reasonable controls in place to address material risks currently facing our company and those we may face in the future. The Board and its committees meet at regularly scheduled and special meetings throughout the year at which they are presented with information regarding risks facing the company. Also, the Board is presented with frequent business updates during monthly teleconferences among our Board and senior management. Following consideration of the information provided by management, the Board provides feedback, makes recommendations and, as needed, issues directives to management to address our risk exposure.
Prohibitions on Derivative, Hedging, Monetization and Other Transactions
We maintain an insider trading policy that applies to directors and employees, including our executive officers, which prohibits certain transactions in our stock, including short sales, puts, calls or other transactions involving derivative securities, hedging or monetization transactions, purchases of Exelixis securities on margin or borrowing against an account in which Exelixis securities are held, or pledging Exelixis stock as collateral for a loan.
Stockholder Communications with the Board
Security holders may send communications to the Board by mail at 210 East Grand Avenue, South San Francisco, California 94080, by facsimile at (650) 837-7951 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”
Board Committees and Meetings
The Board held seven meetings during 2016 and all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served, except Dr. Poste. Dr. Poste attended 67% of the total meetings of the Board and of the committees on which he served, including all four Board meetings during which executive sessions of the independent directors were held. Dr. Poste was unable to attend the balance of the meetings due to unresolvable scheduling conflicts arising from his service as Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From 2004 through 2015, Dr. Poste attended at least 75% of the total meetings of the Board and of the committees on which he served, and regularly participates in the monthly teleconferences among our Board and senior management established to provide the members of our Board with more frequent business updates.
During 2016, the Board had four standing committees: an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee. Committee membership in 2016 through December 15, 2016, was as follows:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Charles Cohen, Ph.D.	Member	Chair
Carl B. Feldbaum, Esq.			Member
Alan M. Garber, M.D., Ph.D.			Chair
Vincent T. Marchesi, M.D., Ph.D.		Member		Member
Stelios Papadopoulos, Ph.D.	Member
George Poste, D.V.M., Ph.D., FRS			Member	Chair
George A. Scangos, Ph.D.
Julie A. Smith
Lance Willsey, M.D.		Member		Member
Jack L. Wyszomierski	Chair*
Number of Meetings Held in Fiscal 2016 through December 15, 2016	4	15	3	2
*Designated by the Board as an “audit committee financial expert.”

Committee membership in 2016 following December 15, 2016, was as follows:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Charles Cohen, Ph.D.	Member	Chair		Member
Carl B. Feldbaum, Esq.		Member	Member
Alan M. Garber, M.D., Ph.D.			Chair	Member
Vincent T. Marchesi, M.D., Ph.D.		Member		Member
Stelios Papadopoulos, Ph.D.	Member			Member
George Poste, D.V.M., Ph.D., FRS			Member	Chair
George A. Scangos, Ph.D.	Member			Member
Julie A. Smith		Member	Member
Lance Willsey, M.D.		Member		Member
Jack L. Wyszomierski	Chair*		Member
Number of Meetings Held in Fiscal 2016 following December 15, 2016	0	1	0	0
*Designated by the Board as an “audit committee financial expert.”
Audit Committee
The Audit Committee of the Board oversees our corporate accounting and financial reporting process, ensures the integrity of our financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing, providing oversight of, and approving related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Exelixis regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statement reviews; and resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the NASDAQ Stock Market applicable to audit committees.
The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules.
The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media-Corporate Governance.”
Compensation Committee
The purpose of the Compensation Committee is to: oversee our compensation policies, plans and programs; review and determine the compensation to be paid to officers and directors; work with management to address any conflict of interest with any compensation adviser engaged by management or the Compensation Committee; review with management our Compensation Discussion and Analysis, and to consider whether to recommend that it be included in our proxy statements and other filings; and prepare and review the Compensation Committee’s report included in our annual proxy statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers, establishes and reviews general policies relating to compensation and benefits of employees, including executive officers, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.
The Compensation Committee’s report is set forth in “Compensation Committee Report” below. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in

“Compensation Discussion and Analysis” below. For information regarding our processes and procedures for the consideration and determination of director compensation, please see “Compensation of Directors” below. The Compensation Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media -Corporate Governance.”
Compensation Consultants. The Compensation Committee retained Compensia, a national compensation consulting firm, as its external compensation consultant to assist the Compensation Committee in its duties related to executive and non-employee director compensation. Compensia did not perform any work for us other than the executive compensation and non-employee director compensation consulting services provided to the Compensation Committee and reported directly to the Compensation Committee or through its chairperson. Fees paid to Compensia in 2016 did not exceed $120,000. At the direction of the Compensation Committee, management retained Radford, a compensation consulting firm serving technology and life sciences companies, principally to provide benchmark and industry compensation data for executive and broad-based compensation analyses. In consideration for compensation related services provided during 2016, we paid Radford an aggregate of $52,746. Radford also provided our management with access to the Radford Global Life Sciences Survey, Radford Global Sales Survey and Radford U.S. Benefits Survey, for which we paid Radford an aggregate of $11,275 in 2016. Radford is an Aon Hewitt company and an affiliate of Aon Risk Services which provided insurance brokerage services to us during 2016 at a total cost of $160,976.
Nominating and Corporate Governance Committee
The purpose of the Nominating and Corporate Governance Committee is to: oversee all aspects of our corporate governance functions on behalf of the Board; make recommendations to the Board regarding corporate governance issues; identify, review and evaluate candidates to serve as directors; serve as a focal point for communication between such candidates, non-committee directors and management; recommend such candidates to the Board and make such other recommendations to the Board regarding affairs relating to the directors; and develop a set of corporate governance principles for Exelixis. The Nominating and Corporate Governance Committee also oversees our healthcare compliance programs created to prevent fraud and abuse in federal healthcare programs and non-compliance with applicable healthcare laws. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media-Corporate Governance.”
Director Qualifications; Diversity. Because we are a biopharmaceutical company with rapidly evolving and expanding clinical and commercial programs, the Board does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of Exelixis, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders. The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee believes that the factors considered above enable it to identify director candidates that possess a wide range of backgrounds, industry knowledge, skills and experiences.
Director Nominations. The Nominating and Corporate Governance Committee considers and assesses all candidates recommended by our directors, officers and stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board. The Nominating and Corporate Governance Committee considers stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any stockholder holding 5% or more of our common stock in connection with the 2017 Annual Meeting.
The Nominating and Corporate Governance Committee is authorized to access external resources as it deems necessary or appropriate to fulfill its defined responsibilities, including engagement of executive search firms to help identify director candidates. In February 2016, the Nominating and Corporate Governance Committee engaged an executive search firm to assist the committee in identifying and recruiting potential candidates for membership on the Board. These search efforts resulted in the appointment of Julie A. Smith as a member of the Board.
Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers About These Proxy Materials and Voting” above. Such communications should be sent to the following address: Exelixis, Inc., 210 East Grand Ave., South San Francisco, California 94080, Attn: Nominating and Corporate Governance Committee of the Board. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.
Research and Development Committee
The Research and Development Committee, which was established in January 2006, is responsible for advising Exelixis and the Board on matters of scientific importance as the Board, in consultation with management, may designate from time to time.
Annual Meeting; Attendance
The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Dr. Morrissey was the only member of the Board in attendance at the 2016 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS
The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract optimal talent to our Board and recognize the time and effort required of a director given the size and complexity of our operations. In accordance with its charter, our Compensation Committee is responsible for recommending to the Board for approval the annual compensation for our non-employee directors and acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies with respect to non-employee directors.
Compensation Arrangements; Cash and Restricted Stock Units (RSUs) in Lieu of Cash

Historically, each non-employee director has received an annual cash retainer and fees for Board meeting attendance. In addition, chairs of our Board committees have received additional annual retainers and fees for attendance at their respective Committee meetings. However, in support of the company’s continued cash conservation measures, the Compensation Committee determined that it would be appropriate for each non-employee director to continue to receive equity awards in lieu of what would otherwise be the cash component of Board compensation for 2016 as they had done for 2015. In December 2015, the Compensation Committee met to discuss non-employee director compensation for 2016 and determined that restricted stock units, or RSUs, continued to be the appropriate instrument to replace the director’s cash compensation. An RSU award is the right to receive an amount of shares on the vesting date of the award. The Board then reviewed the Compensation Committee's recommendation and determined that, in support of the company’s cash conservation measures, the non-employee directors would continue to receive RSUs in lieu of the cash component for services rendered for 2016. The Board delegated authority to the Compensation Committee to determine the amount of RSUs to be granted to each non-employee director.

In January 2016, the Compensation Committee reviewed each non-employee director’s projected cash compensation for 2016, taking into account the number of regularly scheduled board and committee meetings anticipated during that period and the retainer payable in accordance with the Compensation Arrangements for Non-Employee Directors (as set forth in the table below). Such cash compensation arrangements were originally developed in 2014 in consultation with Radford, a compensation consultant retained by Exelixis to compile industry data utilized for 2014 and 2015 non-employee director compensation decisions. Given the company's cash conservation efforts, the Compensation Committee determined that utilizing resources from prior years was the most appropriate and economical approach for the development of a director compensation program. Once the Compensation Committee had determined the projected cash compensation for 2016, it then used the closing price of the company’s common stock on December 31, 2015, of $5.64 to determine the number of RSUs to be granted to each non-employee director, other than for Julie Smith who joined the Board on September 22, 2016.

In connection with Ms. Smith's appointment to the Board, in September 2016, the Compensation Committee met to discuss Ms. Smith's compensation and determined that to remain consistent with the form of compensation received by the other non-employee directors for 2016, it would be appropriate to issue Ms. Smith RSUs for her service for the remainder of 2016. On September 22, 2016, the Board reviewed Ms. Smith's projected cash compensation for the remainder of 2016, taking into account the remaining number of regularly scheduled board meetings anticipated during that period and the retainer payable in accordance with the Compensation Arrangements for Non-Employee Directors (as set forth in the table below), and used the closing price of the company’s common stock on September 22, 2016, of $14.74 to determine the number of RSUs to be granted to Ms. Smith.

The following sets forth the dollar amounts used for 2015 and 2016 for determining the number of shares subject to RSUs to be issued in lieu of the cash component of non-employee director compensation:

Compensation Arrangements for Non-Employee Directors
Service	Fee Type	Cash Compensation ($)
Board	Retainer Fee	25,000
	Additional Chair Retainer Fee	30,000
	Regular Meeting Fee	2,500
	Special Meeting Fee (1)	1,000
Audit Committee	Retainer Fee	6,000
	Additional Chair Retainer Fee	15,000
	Meeting Fee (2)	1,000
Compensation Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (2)	1,000
Nominating & Corporate Governance Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (2)	1,000
Research & Development Committee	Retainer Fee	10,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (2)	5,000
____________________

(1)	Meeting at which minutes are generated.

(2)	In-person meeting or teleconference at which minutes are generated.
The following table sets forth the number of RSUs granted to each non-employee director (in lieu of cash compensation for 2016) who was serving on the Board and its committees on January 4, 2016, the date of grant:

Name	Restricted Stock Units Granted in Lieu of Cash Compensation (Sh)
Charles Cohen, Ph.D.	13,830
Carl B. Feldbaum, Esq.	8,688
Alan M. Garber, M.D., Ph.D.	10,550
Vincent T. Marchesi, M.D., Ph.D.	13,387
Stelios Papadopoulos, Ph.D.	15,071
George Poste, D.V.M., Ph.D., FRS	13,830
George A. Scangos, Ph.D.	6,383
Lance Willsey, M.D.	13,298
Jack L. Wyszomierski	12,146
The RSUs were granted under the 2014 Equity Plan, or 2014 Plan, pursuant to the Non-Employee Director Equity Compensation Policy, or Directors’ Policy, described below and vested as to one-fourth of the shares on each of April 1, 2016, July 1, 2016, September 30, 2016 and December 30, 2016.

The following table sets forth the number of RSUs granted to Ms. Smith (in lieu of cash compensation for 2016) who was appointed to the Board on September 22, 2016, the date of grant:

Name	Restricted Stock Units Granted in Lieu of Cash Compensation (Sh)
Julie A. Smith	763
The RSUs were granted under the 2014 Plan, pursuant to the Directors’ Policy, and vested in full on December 30, 2016.
Additional Equity Compensation Arrangements

Our non-employee directors are also eligible to receive equity as part of their Board service, including an initial award upon joining the Board and an annual award on the day following each Annual Meeting of Stockholders. Grants to our non-employee directors are made under the 2014 Plan pursuant to the Directors’ Policy, as adopted by the Board. During 2016, under the terms of the Directors’ Policy, non-employee directors were eligible to receive a one-time initial option to purchase 65,000 shares of common stock when they first join the Board and an annual option to purchase 40,000 shares of common stock on the day following each Annual Meeting of Stockholders.
On May 26, 2016, the day after our 2016 Annual Meeting of Stockholders, we granted an annual option to purchase 40,000 shares of common stock to each of our non-employee directors. The annual options were granted at an exercise price per share of $6.30, which was equal to the fair market value of our common stock on the date of grant. On September 22, 2016, Ms. Smith joined the Board and became eligible to receive an equity award pursuant to the terms of the Directors' Plan. However, due to the initial success of the CABOMETYX launch following approval by the U.S. Food and Drug Administration, or FDA, on April 25, 2016, our stock price had experienced significant appreciation. The Compensation Committee considered this factor in developing its recommendation to the Board for Ms. Smith's compensation and determined that, rather than granting an option to purchase for 65,000 shares of common stock as provided for by the Directors' Policy, a value-based approach should be used to determine the number of shares subject to Ms. Smith's initial equity award. The Compensation Committee believed it would be appropriate to target a value of approximately $200,000, which reflected the value of an initial option award to a new director at the time the of the most recent Board compensation analysis covering annual equity awards was performed. On September 22, 2016, the Board then reviewed the Compensation Committee's recommendation and granted Ms. Smith an option to purchase 26,000 shares of common stock as her one-time initial option award.
Options granted under the 2014 Plan in accordance with the Directors’ Policy are not incentive stock options under the Internal Revenue Code of 1986, as amended, or the Code. The exercise price of automatic grants of stock options under the 2014 Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Policy, the one-time initial options are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual options are exercisable immediately but will vest monthly over a one-year period. As long as the option holder continues to serve with us or with an affiliate of us, the option will continue to vest and be exercisable during its term. When the option holder’s service terminates, we will have the right to repurchase any unvested shares acquired upon exercise of the option at the original exercise price without interest. The post-termination exercise period for the vested portion of the options granted to our non-employee directors is generally set to terminate the earlier of three years after a non-employee director's service terminates or the remainder of the term of the option. The options granted pursuant to the Directors’ Policy have a term that does not exceed seven years.
Reimbursement of Expenses
The members of the Board are eligible for reimbursement of certain expenses incurred in connection with their attendance of Board meetings and their service on the Board in accordance with our policy.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 30, 2016.
Director Compensation for Fiscal 2016

	Stock Awards (Restricted Stock Units) ($)(1)		Option Awards ($)(2)		Total ($)
Charles Cohen, Ph.D.	75,927		134,772		210,699
Carl B. Feldbaum, Esq.	47,697		134,772		182,469
Alan M. Garber, M.D., Ph.D.	57,920		134,772		192,692
Vincent T. Marchesi, M.D., Ph.D.	73,495		134,772		208,267
Stelios Papadopoulos, Ph.D.	82,740		134,772		217,512
George Poste, D.V.M., Ph.D., FRS	75,927		134,772		210,699
George A. Scangos, Ph.D.	35,043		134,772		169,815
Julie A. Smith	11,247	(3)	230,118	(4)	241,365
Lance Willsey, M.D.	73,006		134,772		207,778
Jack L. Wyszomierski	66,682		134,772		201,454
____________________

(1)
On January 4, 2016, each non-employee director, other than Ms. Smith, was granted an RSU that vested with respect to 1/4 of the shares at the end of each fiscal quarter of fiscal 2016. The RSU award was granted in lieu of cash fees that would otherwise have been paid for Board service for 2016. Amounts shown in this column reflect the aggregate grant date fair value of the RSU award as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, or ASC 718. The assumptions used to calculate the value of RSUs are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017. See “Compensation Arrangements; Cash and Restricted Stock Units (RSUs) in Lieu of Cash” above for a description of the RSU awards made to non-employee directors on January 4, 2016.

Only one RSU award was granted to each non-employee director during fiscal 2016 and, accordingly, the grant date fair value of that RSU award is reflected in the table. There were no outstanding RSU awards held by non-employee directors on December 30, 2016.

(2)
On May 26, 2016, each non-employee director, other than Ms. Smith, was granted an option pursuant to the Directors' Policy. Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in fiscal 2016 as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017. See “Additional Equity Compensation Arrangements” above for a description of the option grants made to non-employee directors on May 26, 2016. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise of stock options will be equal to the grant date fair value shown in this column.

(3)
On September 22, 2016, Ms. Smith was granted an RSU that vested in full at the end of fiscal 2016. The RSU award was granted in lieu of cash fees that would otherwise have been paid for Board service for the fourth quarter of 2016. Amounts shown in this column reflect the aggregate grant date fair value of the RSU award as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of RSUs are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017. See “Compensation Arrangements; Cash and Restricted Stock Units (RSUs) in Lieu of Cash” above for a description of the RSU award made to Ms. Smith on September 22, 2016.

(4)
On September 22, 2016, Ms. Smith was granted an option in connection with her appointment to the Board, pursuant to the terms of the Directors' Policy and adjusted for the recent increase in the company's stock price. Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in fiscal 2016 as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of the option award are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017. See “Additional Equity Compensation Arrangements” above for a description of the option grant made to Ms. Smith on September 22, 2016. There can be no assurance that the option will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise of stock option will be equal to the grant date fair value shown in this column.
Only one stock option award was granted to each non-employee director during fiscal 2016 and, accordingly, the grant date fair value of that stock option is reflected in the table. The aggregate number of shares subject to all stock options held by each of our current non-employee directors as of December 30, 2016, is as follows: Dr. Cohen - 346,646; Mr. Feldbaum - 274,796; Dr. Garber - 278,206; Dr. Marchesi - 311,254; Dr. Papadopoulos - 352,041; Dr. Poste - 290,912; Dr. Scangos - 568,352; Ms. Smith - 26,000; Dr. Willsey - 337,392; and Mr. Wyszomierski - 293,653.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 29, 2017. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the sixteen fiscal years in the period ended December 30, 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but will have no effect on the results of this vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
Principal Accountant Fees and Services
The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Fiscal Year Ended
	December 30, 2016	January 1, 2016
Audit Fees (1)	$1,703,009	$1,224,884
Audit-Related Fees (2)	—	25,000
Tax Fees	—	—
All Other Fees (3)	1,995	1,995
Total Fees	$1,705,004	$1,251,879
____________________

(1)
“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings and other engagements such as comfort letters, consents, and review of documents filed with the SEC.

(2)
“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2015 these services included consultations relating to various transactions. We did not incur any "Audit-related" fees during fiscal 2016.

(3)
“All other fees” consist of fees for products and services other than the services described above. During fiscal 2016 and 2015, these fees related to an on-line subscription to an Ernst & Young, LLP database.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.
Pre-Approval of Services
During 2016 and 2015, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its chairman, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2016 and 2015. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
In connection with the audited consolidated financial statements for the fiscal year ended December 30, 2016, of Exelixis, Inc. (“Exelixis”), the Audit Committee of the Board of Directors of Exelixis has:
(1) reviewed and discussed the audited financial statements for the fiscal year ended December 30, 2016, with management of Exelixis;
(2) discussed with Ernst & Young LLP, Exelixis’ independent registered public accounting firm (“Ernst & Young”), the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
(3) received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young that accounting firm’s independence.
Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Exelixis’ Annual Report on Form 10-K for the fiscal year ended December 30, 2016.
Audit Committee:

Jack L. Wyszomierski, Chairman
Charles Cohen
George A. Scangos
Stelios Papadopoulos

PROPOSAL 3
APPROVAL OF THE EXELIXIS, INC. 2017 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the Exelixis, Inc. 2017 Equity Incentive Plan, or the 2017 Plan, at the Annual Meeting. The 2017 Plan was adopted by our Board on February 23, 2017, and amended by our Compensation Committee on March 22, 2017, subject to approval by our stockholders. The 2017 Plan is intended to be the successor to the Exelixis, Inc. 2014 Equity Incentive Plan, or the 2014 Plan.

Why We Are Asking Our Stockholders to Approve the 2017 Plan

Currently, we maintain the 2014 Plan to grant stock options and restricted stock unit awards to our employees and directors. In addition, in 2016 the Board adopted the Exelixis, Inc. 2016 Inducement Award Plan, or the 2016 Inducement Plan, because we had a significant increase in new hires due to certain business developments (as discussed below) and needed additional shares to grant stock options and restricted stock unit awards to such new hires.

We are seeking stockholder approval of the 2017 Plan to increase the number of shares available for the grant of stock options, restricted stock unit awards and other awards, which will enable us to have a competitive equity incentive program to compete with our peer group for key talent. If the 2017 Plan is approved by our stockholders, no additional awards will be granted under the 2014 Plan or the 2016 Inducement Plan.

Approval of the 2017 Plan by our stockholders will allow us to continue to grant stock options and restricted stock unit awards at levels determined appropriate by our Board or Compensation Committee, which determination takes into account the impact of such awards on stockholder dilution. The 2017 Plan will also allow us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees and directors, and to provide long-term incentives that align the interests of our employees and directors with the interests of our stockholders.

Requested Shares

Subject to adjustment for certain changes in our capitalization, if this Proposal 3 is approved by our stockholders, the aggregate number of shares of our common stock that may be issued under the 2017 Plan will not exceed the sum of (i) 24,000,000 new shares, (ii) the number of unallocated shares remaining available for grant under the 2014 Plan as of the effective date of the 2017 Plan, and (iii) certain shares subject to outstanding stock awards granted under the 2014 Plan, the 2016 Inducement Plan, the Exelixis, Inc. 2000 Equity Incentive Plan, the Exelixis, Inc. 2000 Non-Employee Directors’ Stock Option Plan or the Exelixis, Inc. 2011 Equity Incentive Plan (together, the “Prior Plans”) that may become available for issuance under the 2017 Plan as such shares become available from time to time (as further described below in “Description of the 2017 Equity Incentive Plan - Shares Available for Awards”).

Due to the inherent unpredictability of clinical trial outcomes and of regulatory approval processes, we are not presently able to forecast the rate at which we will utilize equity awards as a tool for attracting and retaining talent. Taking these factors into consideration, our Board determined that our request for 24,000,000 new shares under the 2017 Plan is an appropriate amount that we believe a majority of our institutional investors would support.

Why You Should Vote to Approve the 2017 Plan
Equity Awards Are an Important Part of Our Compensation Philosophy
Our Board believes that our future success depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating employees and directors. The Board believes that the grant of equity awards is a key element underlying our ability to attract, retain and motivate employees and directors, and better aligns the interests of our employees and directors with those of our stockholders. The 2017 Plan will allow us to continue to provide equity-based incentives to our employees and directors. Therefore, the Board believes that the 2017 Plan is in the best interests of the Company and its stockholders and recommends a vote in favor of this Proposal 3.
We Have Experienced and Expect to Continue to Experience Substantial Growth in Our Business
We have had to hire more employees due to our product development achievements. For example, in support of the launch of CABOMETYX™ (cabozantinib) tablets and our continued growth, the Board adopted the 2016 Inducement Plan to better position the Company in recruiting top talent in a highly competitive hiring environment within the biopharmaceutical industry.

As of January 1, 2016, we had approximately 115 employees, compared to approximately 287 employees as of December 30, 2016, and approximately 301 employees as of March 31, 2017.
The Board now believes that the 2017 Plan is necessary to ensure that the number of shares available for issuance pursuant to equity awards is sufficient to allow us to continue to attract and retain the services of talented individuals essential to our long-term growth and financial success. Our Board strongly believes that the grant of equity awards is a key element underlying our ability to attract, retain and motivate our employees, including our executives, and our directors, and is a substantial contributing factor to our success and the growth of our business. We have relied significantly on equity awards in the form of stock options and restricted stock unit awards to attract and retain key employees, and we believe that equity awards are necessary for us to remain competitive in the marketplace for executive talent and other employees. The approval of the 2017 Plan will address the depletion of the 2014 Plan’s available share reserve that has occurred as a result of our recent corporate developments.
We Manage Our Equity Award Use Carefully and Dilution Is Reasonable
We continue to believe that equity awards such as stock options and restricted stock unit awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees and directors.
The Size of Our Share Reserve Request Is Reasonable
If the 2017 Plan is approved by our stockholders, we expect to have approximately 392,399 shares available for grant after the Annual Meeting (based on shares available as of March 31, 2017), which we believe is necessary to provide a predictable amount of equity awards for attracting, retaining, and motivating employees and directors.
Our Board believes that our request for 24,000,000 new shares under the 2017 Plan is an appropriate amount that we believe a majority of our institutional investors would support.
The 2017 Plan Combines Compensation and Governance Best Practices

The 2017 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•	No single trigger accelerated vesting upon change in control. The 2017 Plan does not provide for any automatic mandatory vesting of awards upon a change in control.

•
No liberal share counting or recycling. The following shares will not become available again for issuance under the 2017 Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award; (ii) shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with stock options or stock appreciation rights; and (iii) shares repurchased by us on the open market with the proceeds of the exercise or strike price of a stock option or stock appreciation right.

•
Fungible share counting. The 2017 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the 2017 Plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”) granted under the 2017 Plan and (ii) 1.5 shares for each share issued pursuant to a stock award that is not an Appreciation Award (a “Full Value Award”) granted under the 2017 Plan. As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the 2017 Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the 2017 Plan subject to an Appreciation Award and (ii) 1.5 shares for each share that becomes available again for issuance under the terms of the 2017 Plan subject to a Full Value Award.

•
Minimum vesting requirements. The 2017 Plan provides that no award will vest until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the aggregate number of shares that may be issued under the 2017 Plan may be subject to awards which do not meet such vesting requirements.

•	Maximum seven-year term for stock options and stock appreciation rights. The 2017 Plan provides that no stock option or stock appreciation right may have a term longer than seven years.

•
Restrictions on dividends. The 2017 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

•
Awards subject to forfeiture/clawback. Awards granted under the 2017 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

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Repricing is not allowed. The 2017 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards under the 2017 Plan without prior stockholder approval.

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No liberal change in control definition. The change in control definition in the 2017 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the 2017 Plan to be triggered.

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Limit on non-employee director compensation. The maximum number of shares subject to stock awards granted during any calendar year to any of our non-employee directors, taken together with any cash fees paid by the Company to such non-employee director during such calendar year, may not exceed $750,000 in total value, or $1,500,000 in total value with respect to the calendar year in which the individual is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

Overhang
The following table provides certain additional information regarding our equity incentive program.

As of February 24, 2017
Total number of shares of common stock subject to outstanding stock options	24,330,043
Weighted-average exercise price of outstanding stock options	$5.06
Weighted-average remaining term of outstanding stock options	4.42 years
Total number of shares of common stock subject to outstanding full value awards	2,332,412
Total number of shares of common stock available for grant under the 2014 Plan (1)	384,935
Total number of shares of common stock outstanding	290,807,803
As of Record Date
Per-share closing price of common stock as reported on NASDAQ Global Select Market	$21.67

(1)
Although there were 1,236,000 shares available for grant under the 2016 Inducement Plan as of February 24, 2017, no additional awards will be granted under the 2016 Inducement Plan if the 2017 Plan is approved by our stockholders. As of February 24, 2017, there were no shares of common stock available for grant under any of our equity incentive plans, other than the 2014 Plan and the 2016 Inducement Plan, as described in this table.

Burn Rate
The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2016, 2015 and 2014.

	Fiscal Year 2016	Fiscal Year 2015	Fiscal Year 2014
Total number of shares of common stock subject to stock options granted	4,200,950	8,894,800	10,038,565
Total number of shares of common stock subject to full value awards granted	3,138,236	838,535	559,659
Weighted-average number of shares of common stock outstanding	250,531,000	209,227,000	194,299,000
Burn Rate	2.93%	4.65%	5.45%
Performance-Based Awards

Approval of the 2017 Plan by our stockholders will also constitute approval of terms and conditions set forth in the 2017 Plan that will permit us to grant stock options, stock appreciation rights and performance-based stock and cash awards under the 2017 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. Some kinds of compensation, however, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options, stock appreciation rights and performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our stockholders approve the 2017 Plan, which includes terms and conditions regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the 2017 Plan (as described in the summary below).

We believe it is in the best interests of the Company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. However, in certain circumstances, we may determine to grant compensation to covered employees that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we grant compensation that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

Stockholder Approval

If this Proposal 3 is approved by our stockholders, the 2017 Plan will become effective as of the date of the Annual Meeting and no additional awards will be granted under the 2014 Plan or the 2016 Inducement Plan (although all outstanding awards granted under those plans will continue to be subject to the terms and conditions as set forth in the agreements evidencing such awards and the terms of the applicable plan). In the event that our stockholders do not approve this Proposal 3, the 2017 Plan will not become effective and the 2014 Plan and the 2016 Inducement Plan will continue to be effective in accordance with their terms.

Description of the 2017 Equity Incentive Plan

The material features of the 2017 Plan are described below. The following description of the 2017 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2017 Plan. Stockholders are urged to read the actual text of the 2017 Plan in its entirety, which is attached to this proxy statement as Appendix A.

Purpose

The 2017 Plan is designed to secure and retain the services of our employees, directors and consultants, provide incentives for our employees, directors and consultants to exert maximum efforts for the success of the Company and our affiliates, and provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock.

Successor to 2014 Plan

The 2017 Plan is intended to be the successor to the 2014 Plan. If the 2017 Plan is approved by our stockholders, no additional awards will be granted under the 2014 Plan or the 2016 Inducement Plan.

Types of Awards

The terms of the 2017 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2017 Plan, or the Share Reserve, will not exceed the sum of (i) 24,000,000 new shares, (ii) the number of unallocated shares remaining available for grant under the 2014 Plan as of the effective date of the 2017 Plan, and (iii) the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time.

The “Prior Plans’ Returning Shares” are shares subject to outstanding stock awards granted under the Prior Plans that, from and after the effective date of the 2017 Plan, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding stock options and stock appreciation rights granted under the Prior Plans with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant (“Prior Plans’ Appreciation Awards”), are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award.

The number of shares of our common stock available for issuance under the 2017 Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) 1.5 shares for each share of common stock issued pursuant to a full value award (i.e., any stock award that is not a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant).

If (i) any shares of common stock subject to a stock award are not issued because the stock award expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash, (ii) any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) with respect to a full value award, any shares of common stock are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with the award, such shares will again become available for issuance under the 2017 Plan (collectively, the “2017 Plan Returning Shares”). For each 2017 Plan Returning Share subject to a full value award, or Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of common stock available for issuance under the 2017 Plan will increase by 1.5 shares.

Any shares of common stock reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award will no longer be available for issuance under the 2017 Plan, including any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award. In addition, any shares reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock option or stock appreciation right granted under the 2017 Plan or a Prior Plans’ Appreciation Award, or any shares repurchased by us on the open market with the proceeds of the exercise or strike price of a stock option or stock appreciation right granted under the 2017 Plan or a Prior Plans’ Appreciation Award will no longer be available for issuance under the 2017 Plan.

Eligibility

All of our approximately 308 employees, including those of our affiliates, and 10 non-employee directors, in each case as of March 31, 2017, are eligible to participate in the 2017 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2017 Plan only to our employees and employees of our affiliates. Consultants are also eligible to receive all types of awards under the 2017 Plan other than incentive stock options, but we currently do not expect to grant any awards to our consultants under the 2017 Plan.

Section 162(m) Limits

Under the 2017 Plan, subject to adjustment for certain changes in our capitalization, no participant will be eligible to be granted during any calendar year more than: (i) a maximum of 5,000,000 shares of our common stock subject to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock on the date of grant; (ii) a maximum of 5,000,000 shares of our common stock subject to performance stock awards; and (iii) a maximum of $10,000,000 subject to performance cash awards. These limits are designed to allow us to grant awards that are intended to be exempt from the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Non-Employee Director Compensation Limit

Under the 2017 Plan, the maximum number of shares of our common stock subject to stock awards granted during any one calendar year to any of our non-employee directors, taken together with any cash fees paid by the Company to such non-employee director during such calendar year, will not exceed $750,000 in total value, or $1,500,000 with respect to the calendar year in which the individual is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

Administration

The 2017 Plan will be administered by our Board, which may in turn delegate authority to administer the 2017 Plan to a committee. Our Board has delegated concurrent authority to administer the 2017 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. The Board and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 3. Subject to the terms of the 2017 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” below)), the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the 2017 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the 2017 Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of our common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the 2017 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.

Minimum Vesting Requirements

Under the 2017 Plan, no award will vest until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the Share Reserve may be subject to awards which do not meet such vesting requirements.

Dividends and Dividend Equivalents

The 2017 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award, as determined by the Board and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Stock Options

Stock options may be granted under the 2017 Plan pursuant to stock option agreements. The 2017 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.

The exercise price of a stock option granted under the 2017 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2017 Plan may not exceed seven years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 3 as “continuous service”) terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the 2017 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2017 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), stock options granted under the 2017 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2017 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2017 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2017 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death. Notwithstanding the foregoing, no stock option may be transferred to any financial institution without prior stockholder approval.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2017 Plan is 50,000,000 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2017 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. The term of stock appreciation rights granted under the 2017 Plan may not exceed seven years. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2017 Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the 2017 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement; provided, however, that no restricted stock award may be transferred to any financial institution without prior stockholder approval. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2017 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards

The 2017 Plan allows us to grant performance stock and cash awards, including such awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to qualify as performance-based compensation under Section 162(m) of the Code. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.

A performance cash award is a cash award that is payable contingent upon the attainment of pre-determined performance goals during a performance period. A performance cash award may require the completion of a specified period of continuous service. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to qualify as performance-based compensation under Section 162(m) of the Code. The Plan Administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award to be paid in cash or other property.

In granting a performance stock or cash award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code (no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goals remains substantially uncertain), our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the 2017 Plan and described below. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify in writing whether the performance goals have been satisfied.

Performance goals under the 2017 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Plan Administrator.
Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Under the 2017 Plan, unless specified otherwise by our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles. In addition, our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the 2017 Plan. Subject to the terms of the 2017 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” above)), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.

Clawback Policy

Awards granted under the 2017 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2017 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any participant pursuant to Section 162(m) limits; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transaction

The following applies to stock awards under the 2017 Plan in the event of a corporate transaction (as defined in the 2017 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy or unless otherwise expressly provided by the Plan Administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2017 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction (“Current Participants”), the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than Current Participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Plan Administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon exercise of such stock award immediately prior to the effective time of the corporate transaction (including, at the discretion of the Plan Administrator, any unvested portion of such stock award) over (ii) any exercise price payable in connection with such exercise.

For purposes of the 2017 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Control Acquisition

The following applies to stock awards under the 2017 Plan in the event of a control acquisition (as defined in the 2017 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy or unless otherwise expressly provided by the Plan Administrator at the time of grant.

In the event of a control acquisition that was not approved by the Plan Administrator prior to the consummation of such transaction, the vesting (and exercisability, if applicable) of any stock awards that are held by Current Participants will be accelerated in full to a date prior to the effective time of the control acquisition (contingent upon the effectiveness of the control acquisition), and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the control acquisition).

For purposes of the 2017 Plan, a control acquisition generally will be deemed to occur in the event of the consummation of an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors.

Change in Control

The following applies to stock awards under the 2017 Plan in the event of a change in control (as defined in the 2017 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy or unless otherwise expressly provided by the Plan Administrator at the time of grant.

If a change in control occurs and within one month before, as of, or within 13 months after, the effective time of such change in control, a participant’s continuous service terminates due to an involuntary termination (not including death or disability) without cause (as defined in the 2017 Plan) or due to a voluntary termination with good reason (as defined in the 2017 Plan), then the vesting (and exercisability, if applicable) of such participant’s stock awards will be accelerated in accordance with the vesting schedule applicable to such stock awards as if such participant’s continuous service had continued for 12 months following the date of termination. Any such acceleration will occur on the date of termination, or if later, the effective date of the change in control.

For purposes of the 2017 Plan, a change in control generally will be deemed to occur in the event of the consummation of: (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors other than by virtue of a merger, consolidation or similar transaction; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Plan Amendments and Termination

The Plan Administrator will have the authority to amend or terminate the 2017 Plan at any time. However, except as otherwise provided in the 2017 Plan or an award agreement, no amendment or termination of the 2017 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the 2017 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the 2017 Plan after the tenth anniversary of the date the 2017 Plan was adopted by our Board.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2017 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2017 Plan. The 2017 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2017 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exemption from Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exemption from the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

2017 Equity Incentive Plan
Name and position	Dollar value	Number of shares
Michael M. Morrissey, Ph.D. President and Chief Executive Officer	(1)	(1)
Christopher J. Senner Executive Vice President and Chief Financial Officer	(1)	(1)
Jeffrey J. Hessekiel, J.D. Executive Vice President, General Counsel and Secretary	(1)	(1)
Peter Lamb, Ph.D. Executive Vice President, Scientific Strategy and Chief Scientific Officer	(1)	(1)
Gisela M. Schwab, M.D. President, Product Development and Medical Affairs and Chief Medical Officer	(1)	(1)
All current executive officers as a group	(1)	(1)
All current directors who are not executive officers as a group	$2,500,000 per calendar year	(2)
All employees, including all current officers who are not executive officers, as a group	(1)	(1)
____________________

(1)
Awards granted under the 2017 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the 2017 Plan, and our Board and our Compensation Committee have not granted any awards under the 2017 Plan subject to stockholder approval of this Proposal 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the 2017 Plan, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for fiscal year 2016 if the 2017 Plan had been in effect, are not determinable.

(2)
Awards granted under the 2017 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2017 Plan. However, pursuant to our equity compensation policy for non-employee directors, each of our current non-employee directors automatically will be granted annual awards in the form of a stock option and restricted stock unit award (or in the form of a stock option only, if elected by such individual) on the day following each of our annual meetings of stockholders, provided that such individual is a non-employee director on such date. The total dollar value of each non-employee director’s annual awards will be $250,000. The number of shares of our common stock subject to each such award will be based on the valuation methodology established by the Board, which is in part based on the fair market value of our common stock during the 30 calendar day period prior to the grant date and, therefore, is not determinable at this time. On and after the date of the Annual Meeting, any such awards will be granted under the 2017 Plan if this Proposal 3 is approved by our stockholders. For additional information regarding our equity compensation policy for non-employee directors, see the “Compensation of Directors” section above.
Equity Compensation Plan Information

The following table provides certain information as of December 30, 2016 with respect to all of our equity compensation plans in effect on such date, which consists of (i) our 2000 Equity Incentive Plan, or the 2000 Plan, (ii) our 2000 Non-Employee Directors’ Stock Option Plan, or the Director Plan, (iii) our 2000 Employee Stock Purchase Plan, or the ESPP, (iv) our 2011 Equity Incentive Plan, or the 2011 Plan, (v) the 2014 Plan, (vi) the 2016 Inducement Plan, and (vii) our 401(k) Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by stockholders (1)	27,416,206	$4.46	(2)	5,670,544
Equity compensation plans not approved by stockholders (3)	53,250	$9.94	(4)	1,749,937
Total	27,469,456	$4.47		7,420,481
____________________

(1)
Represents shares of our common stock issuable pursuant to the 2000 Plan, the 2011 Plan, the 2014 Plan, the Director Plan and the ESPP. As of December 30, 2016, a total of 5,487,023 shares of our common stock remained available for issuance under the ESPP, and up to a maximum of 741,973 shares of our common stock may be purchased in the current purchase period.

(2)
The weighted-average exercise price takes into account the shares subject to outstanding restricted stock units, or RSUs, which have no exercise price. The weighted-average exercise price, excluding such outstanding RSUs, is $4.90.

(3)	Represents shares of our common stock issuable pursuant to the 2016 Inducement Plan and 401(k) Plan.
As of December 30, 2016, a total of 1,446,750 shares of our common stock remained available for issuance under the 2016 Inducement Plan. In November 2016, the Board adopted the 2016 Inducement Plan pursuant to which we reserved 1,500,000 shares of our common stock for issuance under the 2016 Inducement Plan. The only persons eligible to receive grants of Awards under the 2016 Inducement Plan are individuals who satisfy the standards for inducement grants under Nasdaq Marketplace Rule 5635(c)(4) and the related guidance under Nasdaq IM 5635-1 - that is, generally, a person not previously an employee or director of Exelixis, or following a bona fide period of non-employment, as an inducement material to the individual's entering into employment with Exelixis. An “Award” is any right to receive Exelixis common stock pursuant to the 2016 Inducement Plan, consisting of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, or any other stock award.
We sponsor a 401(k) Plan whereby eligible employees may elect to contribute up to the lesser of 50% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service regulations. The 401(k) Plan permits us to make matching contributions on behalf of all participants. We match 100% of the first 3% of participant contributions into the 401(k) Plan in the form of our common stock.

(4)
The weighted-average exercise price takes into account the shares subject to outstanding RSUs, which have no exercise price. The weighted-average exercise price, excluding such outstanding RSUs, is $14.91.

Required Vote and Board of Directors Recommendation

Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Our stockholders are entitled to vote to approve, on an advisory basis, the compensation, as disclosed in this Proxy Statement, of our Chief Executive Officer, Chief Financial Officer and the other executive officers appearing in the table entitled “Summary Compensation Table for Fiscal 2016” later in this Proxy Statement (collectively, the Named Executive Officers). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our Named Executive Officers subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the success of biopharmaceutical companies is significantly influenced by their work forces. We believe it is critical to our business that we retain our core team of highly qualified employees, including our executive officers. Large pharmaceutical and biopharmaceutical companies and strong local competitors have aggressively recruited our executives and other skilled employees, with the most critical positions at our company among those that are the most in demand. In light of these circumstances, we have designed our executive compensation program to help attract and retain highly qualified individuals with relevant experience in the biopharmaceutical industry to manage the varied aspects of our evolving business. The primary objective of our executive compensation program is to retain and motivate our core team of highly qualified employees, including our Named Executive Officers, and align their compensation with our critical business objectives and performance, as well as with the interests of our stockholders.
The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as compensation actions taken in 2016. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.
Accordingly, the Board recommends that our stockholders vote FOR the following resolution:
“RESOLVED, that the compensation paid to the our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Required Vote and Board of Directors Recommendation
Advisory approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.
Our Board believes that approval of Proposal 4 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

We are also asking our stockholders to indicate their preference regarding how frequently we should solicit a non-binding stockholder advisory vote on the compensation of our Named Executive Officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every one year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote.

For the reasons described below, our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Exelixis. The Board’s determination was influenced by the fact that the compensation of our Named Executive Officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Required Vote and Board of Directors Recommendation

While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding stockholder advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders. If no frequency receives a majority of the votes held by holders present in person or represented by proxy at the Annual Meeting, then no frequency will be deemed a frequency preferred by our stockholders.

Although your vote is advisory and will therefore not be binding on us, the Compensation Committee and Board value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our stockholders and Exelixis to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 10, 2017, (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of Exelixis as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total
Executive Officers and Directors
Michael M. Morrissey, Ph.D. (2)	4,118,189	1.4%
Christopher J. Senner (3)	324,368	*
Jeffrey J. Hessekiel, J.D. (4)	787,658	*
Peter Lamb, Ph.D. (5)	1,013,228	*
Gisela M. Schwab, M.D. (6)	2,036,350	*
Charles Cohen, Ph.D. (7)	594,826	*
Carl B. Feldbaum, Esq. (8)	323,517	*
Alan M. Garber, M.D., Ph.D. (9)	339,535	*
Vincent T. Marchesi, M.D., Ph.D. (10)	391,324	*
Stelios Papadopoulos, Ph.D. (11)	1,590,512	*
George Poste, D.V.M., Ph.D., FRS (12)	292,217	*
George A. Scangos, Ph.D. (13)	2,055,595	*
Julie A. Smith (14)	43,383	*
Lance Willsey, M.D. (15)	905,665	*
Jack L. Wyszomierski (16)	361,763	*
All current directors, executive officers as a group (16 persons) (17)	15,534,913	5.1%
5% Stockholders
FMR LLC (18) 245 Summer Street Boston, Massachusetts 02210	42,910,087	12.8%
Meditor Group Ltd. (19) Wessex House, 3rd Floor 45 Reid Street Hamilton HM12, Bermuda	21,509,713	6.9%
The Vanguard Group (20) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	21,038,194	6.7%
BlackRock, Inc. (21) 55 East 52nd Street New York, New York 10055	18,775,126	6.0%
*Less than one percent
____________________

(1)
This table is based upon information supplied by executive officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 291,687,254 shares outstanding on March 10, 2017, adjusted as required by rules promulgated by the SEC. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 10, 2017, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 10, 2017. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)
Includes 172,698 shares held by Michael M. Morrissey and Meghan D. Morrissey, Trustees of the Morrissey Family Living Trust dated July 21, 1994, as amended. Also includes 3,928,666 shares Dr. Morrissey has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017. Also includes 16,825 shares held by Mr. Morrissey under our 401(k) Plan, determined based upon information provided in plan statements.

(3)
Includes 242,187 shares Mr. Senner has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017. Also includes 1,783 shares held by Mr. Senner under our 401(k) Plan, determined based upon information provided in plan statements.

(4)	Includes 557,291 shares Mr. Hessekiel has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017.

(5)
Includes 939,749 shares Dr. Lamb has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017. Also includes 16,129 shares held by Dr. Lamb under our 401(k) Plan, determined based upon information provided in plan statements.

(6)
Includes 1,884,354 shares Dr. Schwab has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017. Also includes 13,943 shares held by Dr. Schwab under our 401(k) Plan, determined based upon information provided in plan statements.

(7)	Includes 346,646 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(8)	Includes 274,796 shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(9)	Includes 278,206 shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(10)	Includes 271,254 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(11)
Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 352,041 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(12)	Includes 214,662 shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(13)
Includes 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 568,352 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised. Also includes 5,669 shares held by Dr. Scangos under our 401(k) Plan, determined based upon information provided in plan statements.

(14)	Includes 42,620 shares Ms. Smith has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(15)	Includes 337,392 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(16)
Includes 293,653 shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 10,000 of which would be subject to repurchase by us, if so exercised.

(17)
Total number of shares includes 4,695,091 shares of common stock held by our current directors and executive officers as of March 10, 2017, and entities affiliated with such directors and executive officers. Also includes 10,775,805 shares our directors and executive officers have the right to acquire pursuant to options exercisable within 60 days of March 10, 2017, 90,000 of which would be subject to repurchase by us, if so exercised. Also includes 64,017 shares held by our current directors and executive officers under our 401(k) Plan, determined based upon information provided in plan statements.

(18)
FMR LLC reported that (a) it has sole voting power with respect to 8,242,331 of these shares, (b) FMR LLC and Abigail P. Johnson each have sole dispositive power of all of these shares and (c) Fidelity Growth Company Fund has sole voting power with respect to 17,345,367 of these shares. Ms. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and President of FMR LLC. FMR LLC also reports that FMR Co., Inc. beneficially owns 5% or greater of our common stock. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of these reporting persons may have changed between December 31, 2016, and March 10, 2017.

(19)
These shares are beneficially owned by Meditor Group Ltd., or Meditor, and Meditor European Master Fund Ltd., or MEMF, an investment management client and subsidiary of Meditor. Meditor reported that it and MEMF each have shared voting and dispositive power over the shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 1, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of Meditor and MEMF may have changed between December 31, 2016, and March 10, 2017.

(20)
The Vanguard Group reported that it has sole voting power over 383,392 of such shares, shard voting power over 34,376 of these shares, sole dispositive power over 20,631,850 of such shares and shared dispositive power over 406,344 of such shares. The information is based solely on a Schedule 13G/A, filed with the SEC on February 9, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2016, and March 10, 2017.

(21)
BlackRock, Inc. reported that it has sole dispositive power over all such shares and sole voting power over 18,243,276 of such shares. The information is based solely on a Schedule 13G/A, filed with the SEC on January 24, 2017, which provides information only as of December 31, 2016, and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2016, and March 10, 2017.

EXECUTIVE OFFICERS
The following chart sets forth certain information regarding our executive officers as of March 31, 2017:

Name	Age	Position
Michael M. Morrissey, Ph.D. (1)	56	President and Chief Executive Officer
Christopher J. Senner	49	Executive Vice President and Chief Financial Officer
Patrick J. Haley	41	Senior Vice President, Commercial
Jeffrey J. Hessekiel, J.D.	48	Executive Vice President, General Counsel and Secretary
Peter Lamb, Ph.D.	56	Executive Vice President, Scientific Strategy and Chief Scientific Officer
Gisela M. Schwab, M.D.	60	President, Product Development and Medical Affairs and Chief Medical Officer
____________________

(1)	Please see “Class III Director Nominees for Election for a Three-Year Term Expiring at the 2020 Annual Meeting” in this Proxy Statement for Dr. Morrissey’s biography.
Christopher J. Senner, has served as Executive Vice President and Chief Financial Officer (and in such capacity, as our principal financial officer and principal accounting officer, as defined under applicable securities laws) since July 2015. Prior to joining Exelixis, Mr. Senner served as Vice President, Corporate Finance for Gilead Sciences, Inc., a biopharmaceutical company, from March 2010 to July 2015, where he was accountable for controllership and operational financial planning and analysis, including research and development, manufacturing, commercial operations, and tax and treasury planning. Mr. Senner previously spent eighteen years at Wyeth, a pharmaceutical company acquired by Pfizer Inc. in 2009, in a variety of financial roles with increasing responsibility, most notably as Chief Financial Officer of Wyeth's U.S. pharmaceuticals business and the BioPharma Business Unit. Mr. Senner holds a B.S. in Finance from Bentley College.
P.J. Haley, has served as the company’s Senior Vice President, Commercial since December 2016 and has held positions of progressive Commercial leadership since September 2010, serving as Vice President, Commercial from November 2014 to November 2016, Executive Director, Sales & Marketing from September 2013 to October 2014, Senior Director, Marketing from March 2012 to August 2013, and as Director, Marketing from September 2010 to February 2012. Prior to joining Exelixis, from 2007 to 2010, he held positions of increasing responsibility at Genentech, Inc., on the Avastin marketing team, most recently Group Product Manager. Between 2003 and 2007, Mr. Haley served in various sales and marketing roles at Amgen, Inc. He served as an analyst at PWC Securities, Lehman Brothers and Accenture from 1998 to 2001. Mr. Haley holds a Masters of Business Administration from University of Michigan, Ross School of Business, and a Bachelor of Arts in Art History and Medieval and Renaissance Studies from Duke University.
Jeffrey J. Hessekiel, J.D., has served as Executive Vice President and General Counsel since February 2014 and as its Secretary since October 2014. From November 2012 to February 2014, he held the position of Senior Counsel at Arnold & Porter LLP, where he advised emerging growth and public companies, primarily in the life sciences sector, on complex legal issues connected with strategic transactions, healthcare compliance programs and investigations, and regulatory matters. Mr. Hessekiel also served as Acting General Counsel of Achaogen, Inc., a clinical-stage biopharmaceutical company, from May 2012 to November 2012, where he advised the executive management team on matters related to clinical and government contracts, litigation management and employment law. Prior to working at Achaogen, from December 2002 to May 2012, he held positions of increasing responsibility at Gilead Sciences, Inc., most recently as Chief Compliance & Quality Officer where he was responsible for the creation and management of Gilead’s Corporate Compliance & Quality department. From October 1998 to November 2002, Mr. Hessekiel held the position of Associate, working on both litigation and corporate matters for Wilson Sonsini Goodrich and Rosati PC. Mr. Hessekiel also worked as an Associate focusing on litigation matters for Heller Ehrman LLP from August 1996 to July 1998. Prior to joining Heller Ehrman LLP, Mr. Hessekiel also worked for several international non-governmental organizations. Mr. Hessekiel received his J.D. from The George Washington University Law School and is admitted to practice in California. Mr. Hessekiel received a B.A. in Political Science from Duke University.
Peter Lamb, Ph.D., has served as Executive Vice President, Scientific Strategy and Chief Scientific Officer since February 2016. Previously, he served as Executive Vice President, Discovery Research and Chief Scientific Officer from September 2009 to February 2016, as Senior Vice President, Discovery Research and Chief Scientific Officer from January 2007 until September 2009, as Vice President, Discovery Pharmacology from December 2003 until January 2007 and as Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. Prior to joining Exelixis, from June 1992 until September 2000, Dr. Lamb held positions of increasing responsibility at Ligand Pharmaceuticals, a pharmaceutical company, most recently serving as Director of Transcription Research. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending U.S. patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.
Gisela M. Schwab, M.D., has served as President, Product Development and Medical Affairs and Chief Medical Officer since February 2016. Previously she served as Executive Vice President and Chief Medical Officer from January 2008 to February 2016 and as Senior Vice President and Chief Medical Officer from September 2006 to January 2008. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as Vice President, Clinical Development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team Leader. From August 2011 through July 2014, Dr. Schwab served as a member of the board of directors of Topotarget A/S, a publicly-held biopharmaceutical company. Since June 2012 she has served as a member of the board of directors of Cellerant Therapeutics, Inc. a privately-held biopharmaceutical company and since March 2015, she has served as a member of the board of directors of Nordic Nanovector A.S., a Norwegian biotechnology company. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the University of Erlangen-Nuremberg and the National Cancer Institute and is board certified in internal medicine and hematology and oncology.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our strategy, design of, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively, "Named Executive Officers"). This Compensation Discussion and Analysis is intended to provide perspective on the information contained in the tables that follow this discussion.
For fiscal 2016, our Named Executive Officers were:

•	Michael M. Morrissey, Ph.D., President and Chief Executive Officer

•	Christopher J. Senner, Executive Vice President and Chief Financial Officer

•	Jeffrey J. Hessekiel, J.D., Executive Vice President, General Counsel and Secretary

•	Peter Lamb, Ph.D., Executive Vice President, Scientific Strategy and Chief Scientific Officer

•	Gisela M. Schwab, M.D., President, Product Development and Medical Affairs and Chief Medical Officer
While the principal purpose of this Compensation Discussion and Analysis is to discuss the compensation of our Named Executive Officers, many of the programs discussed apply to other members of senior management who, together with the Named Executive Officers, are collectively referred to as our "executives."
Executive Summary
We are a biopharmaceutical company committed to the discovery, development and commercialization of new medicines to improve care and outcomes for people with cancer. Since our founding in 1994, three products discovered at Exelixis have progressed through clinical development, received regulatory approval, and entered the commercial marketplace. Two are derived from cabozantinib, an inhibitor of multiple tyrosine kinases including MET, AXL, and VEGF receptors: CABOMETYX™ tablets approved for previously treated advanced kidney cancer and COMETRIQ® capsules approved for progressive, metastatic medullary thyroid cancer. The third product, COTELLIC®, is a formulation of cobimetinib, a selective inhibitor of MEK, marketed under a collaboration with Genentech (a member of the Roche Group), and is approved as part of a combination regimen to treat advanced melanoma. Both cabozantinib and cobimetinib have shown potential in a variety of forms of cancer and are the subjects of broad clinical development programs.
2016 Corporate Performance Highlights
FDA Approval and Commercialization of CABOMETYXTM for the Treatment of Patients with Advanced Renal Cell Carcinoma
The year 2016 was transformational for Exelixis as we delivered on our commitment to the discovery, development and commercialization of new medicines to improve care and outcomes for people with cancer. Building upon positive clinical results from our phase 3 pivotal trial METEOR (Metastatic RCC Phase 3 Study Evaluating Cabozantinib vs. Everolimus), which demonstrated robust and clinically meaningful improvements in the trifecta of efficacy endpoints -- progression-free survival, or PFS, overall survival, or OS, and objective response rate -- our entire organization began the year highly focused on establishing the infrastructure necessary to support a successful commercial launch of CABOMETYX in advanced renal cell carcinoma, or RCC. When the FDA approved CABOMETYX in April 2016, we were prepared to engage with the advanced RCC treating community and bring CABOMETYX to market for the benefit of patients.

Establishment and Expansion of Global Partnerships for Cabozantinib

Prior to our launch of CABOMETYX, in February 2016 we entered into an exclusive licensing agreement with Ipsen Pharma SAS, or Ipsen, to commercialize current and potential future cabozantinib indications outside of the United States, Canada and Japan. The upfront payments and regulatory milestones we received from Ipsen during 2016 were essential to our commercial success, because they provided us with the financial resources to successfully commercialize CABOMETYX in the United States without having to access alternative sources of capital. A key reason we chose Ipsen as a partner was because Ipsen is established and engaged in the global distribution of oncology medicines, with a particular focus on urologic oncology. In December 2016, shortly after we received European Commission, or EC, approval for CABOMETYX as a treatment of advanced RCC in adults following prior vascular endothelial growth factor targeted therapy, Ipsen recorded its first commercial sales of CABOMETYX in Germany and the United Kingdom. Because Ipsen also has substantial business resources in Canada, in December 2016, we agreed to add Canada to the Ipsen territories, which generated an additional upfront payment that contributed to our significant year-end cash balance of $479.6 million. The success of CABOMETYX during 2016 also laid the ground work for our January 2017 exclusive licensing agreement with Takeda Pharmaceutical Company Limited to commercialize cabozantinib in Japan.

Continued Development of Cabozantinib and Submission Planning for Supplemental New Drug Application
Beyond the FDA-approved indications of cabozantinib for second-line advanced RCC and progressive, metastatic medullary thyroid cancer, during 2016 we continued to engage in a broad development program composed of over 45 ongoing or planned clinical trials in additional tumor types, including, CELESTIAL, our company-sponsored phase 3 trial of cabozantinib in advanced hepatocellular carcinoma, for which we anticipate data in 2017, and CABOSUN, a randomized phase 2 trial comparing cabozantinib to sunitinib in the first-line treatment of intermediate- or poor-risk RCC patients, being conducted by The Alliance for Clinical Trials in Oncology, or The Alliance, through our Cooperative Research and Development Agreement, or CRADA, with the National Cancer Institute’s Cancer Therapy Evaluation Program, or NCI-CTEP. In May 2016, The Alliance informed us that CABOSUN met its primary endpoint demonstrating a statistically significant and clinically meaningful improvement of PFS compared with sunitinib. Based on these results, we are working towards the submission of a supplemental new drug application, or sNDA, in the third quarter of 2017 for cabozantinib as a treatment for first-line advanced RCC.
Expanded Development and Commercialization of Cotellic
In 2016, significant progress was also made with respect to the clinical development, regulatory status and commercial potential of cobimetinib, a compound we out-licensed in 2006 to Genentech, Inc. (a member of the Roche Group). Beyond U.S., European Union and Canadian approvals received in 2015, during 2016, Genentech received approvals for COTELLIC in combination with vemurafenib as a treatment for patients with BRAF V600E or V600K mutation-positive advanced melanoma in multiple countries, including Australia and Brazil. Genentech also advanced the development program for cobimetinib during 2016, through the initiation and announcement of multiple phase 3 pivotal trials exploring the combination of cobimetinib with other targeted and immuno-oncology agents for the treatment of melanoma and colorectal cancer.

2016 Compensation Program Highlights

The year 2016 was a transformational one for us during which we achieved significant milestones that helped position us to be able to deliver upon our current goal to drive the expansion and depth of our product offerings. The Compensation Committee believes that the compensation of our employees, including our Named Executive Officers, reflects not only those achievements, but also encourages appropriate determination to strive for the successful achievement of our commercial objectives and both short-term and long-term research and development goals. Specifically, our compensation decisions for 2016 reflect our significant regulatory, commercial and financial performance, as well as our business development accomplishments, which enabled us to secure ex-U.S. distribution for all cabozantinib-related products. Further, our Compensation Committee considered that we performed exceptionally well in most of the other areas of corporate performance that they determined to be important, including, research and development and fiscal management. As part of the decision making process, the Compensation Committee also considered the challenges of managing a rapidly expanding commercial organization and the need to retain the talent required to ensure the success of a commercial launch of CABOMETYX in a cancer indication for which there was substantial and sophisticated competition.
In light of the above, the Board and Compensation Committee took the following key actions with respect to 2016 compensation for our Named Executive Officers:

•
Salaries for Named Executive Officers. In February 2016, to encourage retention of our key executive officers during a critical time in the company’s evolution, the Compensation Committee increased base salaries of our Named Executive Officers for 2016 by between 5% and 9% over salaries for 2015.

•
Equity Incentive Compensation. In February 2016, the Compensation Committee approved a special one-time grant of stock options to certain of our Named Executive Officers in consideration of their exceptional service to our company during 2015 and the desire to retain the executive talent necessary to drive toward the achievement of our company's future commercial and research and development goals. With the near-term potential for FDA approval of CABOMETYX in a large cancer indication, the Compensation Committee determined that such grants were appropriate to ensure retention and the continuity of executive management during this critical time in the company's evolution. Then, consistent with our prior practice, in September 2016, as part of our ongoing equity incentive compensation program and following the initial success of the launch of CABOMETYX in advanced RCC, the Compensation Committee granted time-based stock options and RSUs to focus our Named Executive Officers on the company's long-term performance.

•
Annual Cash Bonus. In February 2017, the Compensation Committee approved the payment of cash bonuses to our Named Executive Officers in amounts ranging from 125% to 157% of the Named Executive Officer's 2016 target cash bonuses, based on the Compensation Committee’s subjective assessment of the achievement of Exelixis' critical business objectives during 2016, and the performance of our Named Executive Officers in the achievement of their respective departmental and individual goals.

Objectives of the Compensation Program
The primary goals of our executive compensation program are to:

†	Provide market-competitive compensation that attracts, retains and motivates our executive officers to achieve our short- and long-term business objectives;

†	Align our executive officers’ compensation with the interests of our stockholders; and

†	Reward our executive officers for their exceptional performance and the success of our business.
The success of biopharmaceutical companies is significantly influenced by the quality of their work forces. We believe it is critical to our business that we retain our core team of highly qualified employees, including our Named Executive Officers. As a testament to their high value in the marketplace, large pharmaceutical and biopharmaceutical companies and strong local competitors have aggressively recruited our executives and other skilled employees, with the most critical positions at our company among those that are the most in demand. In light of these circumstances, each year we design our executive compensation program to help attract and retain highly qualified individuals with relevant experience in the biopharmaceutical industry to manage the varied aspects of our evolving business.
Compensation Practices and Governance Highlights

Pay for Performance	Link the compensation of our Named Executive Officers to the success of our business objectives
Stockholder Alignment	Align the interests of our Named Executive Officers with those of our stockholders through the use of long-term equity incentives
Compensation Governance
100% independent directors on the Compensation Committee

Compensation Committee meets regularly in executive session without management present

Independent compensation consultant, Compensia, reports directly to the Compensation Committee

Equity Plan Features
Apply a maximum 7-year term for stock options

No repricing of underwater stock options without prior stockholder approval

Proposed 2017 Plan includes minimum vesting requirements of no less than 1 year for all types of awards, subject to limited exceptions

Proposed 2017 Plan includes restrictions on payments of dividends on unvested awards

Change in Control Provisions	No excessive change in control or severance payments Provide “double-trigger” change in control benefits No tax gross-ups on severance or change in control benefits
Perquisites	Named Executive Officers do not receive perquisites
Post-termination/Retirement Benefits	No post-termination retirement or pension benefits
Prohibition on Hedging, Margin Loans and Pledging	Prohibit hedging and purchases on margin, and limit pledging of our common stock by executive officers and directors

How We Determine Executive Compensation
Role of the Compensation Committee, Compensation Consultant and Executive Officers in Compensation Decisions
The Compensation Committee is responsible for determining and approving the compensation packages offered to our Named Executive Officers. When appropriate, the Compensation Committee will solicit the input of, or present its recommendations on compensation matters for consideration and approval to, the full Board. For example, the Compensation Committee determined that it was appropriate to discuss with, and obtain input from, the Board on 2016 base salary and cash bonus target determinations for each of the Named Executive Officers. The Compensation Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies, plans, and programs, and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our equity and other incentive plans.
Under its charter, the Compensation Committee has the authority to obtain the advice and assistance from external consultants to assist it in the performance of its duties. In accordance with this authority, the Compensation Committee consults from time to time with external consultants for advice on matters related to compensation for executive officers. In December 2015, the Compensation Committee retained the consulting firm Compensia, Inc., or Compensia, to compile benchmark biopharmaceutical industry compensation data for the purpose of developing a peer group and to help us evaluate the compensation of our executive officers against that peer group. This information was discussed with the Compensation Committee in January 2016 and February 2016 for use in making 2016 executive compensation decisions. The Compensation Committee does not delegate any of its functions to others in determining executive compensation.
Dr. Morrissey also participates in the Compensation Committee’s deliberations with respect to Named Executive Officer compensation other than his own, and is not present during deliberation and voting on his compensation. Each year, Dr. Morrissey and other senior management develop annual corporate business goals for the company, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board. In determining Named Executive Officer compensation recommendations for 2016, our Chief Executive Officer solicited the input of and received documentary support from our senior human resources personnel. The Compensation Committee also received documentary support, including benchmark and industry data, from third-party salary survey sources with respect to base salaries, target annual cash bonuses, and equity compensation. In particular, in August 2016, at the direction of the Compensation Committee, our senior human resources personnel retained Radford, an Aon Hewitt company to provide a market analysis of long-term incentive compensation of our executive officers compared to our peer group that was previously approved by the Compensation Committee based on advice from Compensia. This market analysis was reviewed with the Compensation Committee in September 2016, and used to guide the Compensation Committee's decisions regarding annual long-term equity compensation determinations in September 2016. We do not currently engage any other consultants with respect to executive and/or director compensation matters, other than Compensia and Radford.
Compensation Committee Process
In setting the level of salary, cash bonus and equity compensation for our Named Executive Officers, the Compensation Committee considers various factors, including:

•	the performance of each Named Executive Officer and of the company itself during the prior year;

•	the criticality of each Named Executive Officer’s skill set;

•	each Named Executive Officer’s performance and expected future contributions;

•	market data for our industry and specific peer group;

•	each Named Executive Officer’s tenure;

•	the percentage of vested versus unvested equity awards held by each Named Executive Officer; and

•	the value of the equity awards held by each Named Executive Officer.
The Compensation Committee balances each of these factors against the company’s cash resources and aggregate equity burn rate. When establishing each element of a Named Executive Officer’s compensation, the Compensation Committee also typically takes into consideration the officer’s historical salary, cash bonus and equity compensation, as well as his or her total current and potential compensation. Using this process, our Compensation Committee strives to ensure that our executive compensation program as a whole is competitive. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, and due in large part to our depressed stock price following the failure of COMET-1, our phase 3 pivotal trial of cabozantinib in metastatic castration-resistant prostate cancer, to meet its primary endpoint in September 2014, which continued through the February 2016 executive compensation decisions, the Compensation Committee targeted total cash (including salary and cash bonus) at the 75th percentile, and equity compensation at the 50th percentile, of our peer group companies. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.
The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly-held companies. To this end, the Compensation Committee reviews market data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences sector.
Peer Companies. In January 2016, the Compensation Committee, in consultation with Compensia, developed a peer companies list to be used as a reference point in assisting the Compensation Committee in setting base salaries, bonus targets and annual equity incentive compensation for 2016. The Compensation Committee intends to review and make adjustments to the composition of the peer group annually, or more often as deemed necessary to account for changes in both our business and the businesses of the companies in the peer group.
In developing the 2016 peer group, the Compensation Committee first considered the significant evolution of our business and meaningful developments at the companies included in the peer group utilized for 2015 compensation decisions, as well as companies that might constitute suitable additions. The key qualitative and quantitative considerations that influenced the development of the 2016 peer group were: (1) industry - biotechnology and pharmaceutical companies; (2) therapeutic area, including companies with an oncology product focus, while avoiding the inclusion of companies marketing solely orphan and rare drugs; (3) stage of business, as reflected by the existence of a marketed product; (4) location of headquarters and traded on a major U.S. exchange; (5) market capitalization between 0.25x - 4.0x of our then current market capitalization (approximately $300 million - approximately $5.0 billion); (5) revenue of less than $200 million; and (6) stage of business, as reflected by the existence of a marketed product. Following this analysis, the Compensation Committee identified the following 19 publicly-traded, U.S- based biotechnology/pharmaceutical companies as our peer group to be used in reviewing compensation for 2016:

Alnylam Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	PTC Therapeutics, Inc.
Array BioPharma, Inc.	Ionis Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Corcept Therapeutics Incorporated	Momenta Pharmaceuticals, Inc.	Supernus Pharmaceuticals, Inc.
Eagle Pharmaceuticals, Inc.	Nektar Therapeutics	Vanda Pharmaceuticals Inc.
FibroGen, Inc.	Neurocrine Biosciences, Inc.
Halozyme Therapeutics, Inc.	Ophthotech Corporation

Of these companies, only four companies (Array BioPharma, Inc., Ariad Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc. and Nektar Therapeutics) were in our 2015 peer group. The Compensation Committee did not include in our 2016 peer group 12 companies (Aegerion Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Clovis Oncology, Inc., Incyte Corporation, Infinity Pharmaceuticals, Inc., Lexicon Pharmaceuticals, Inc., Merrimack Pharmaceuticals, Inc., Pharmacyclics LLC, Rigel Pharmaceuticals, Inc., Sunesis Pharmaceuticals, Inc. and Synta Pharmaceuticals Corp.) that were in our 2015 peer group because they did not meet the criteria set forth above.
Stockholder Advisory Vote on Executive Compensation. We provide our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program, which the Compensation Committee takes into account when determining the compensation of the company’s Named Executive Officers. At our annual meeting of stockholders held in May 2016, approximately 95% of the votes present and entitled to vote on the say-on-pay proposal voted in favor of the proposal. Our Compensation Committee considered these votes to be an endorsement of the Compensation Committee’s policies and practices and has continued to conduct its review of executive compensation generally consistent with past practice.
Elements of Compensation
Our executive compensation program consists of three principal components: base salary, annual discretionary cash bonus, and equity incentive compensation. Our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) Retirement Plan, our employee stock purchase plan and other benefit programs generally available to all employees. Our Named Executive Officers currently do not receive any perquisites.
The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. The Compensation Committee uses its judgment in determining an appropriate mix of current and long-term incentive compensation, and cash and non-cash compensation for our Named Executive Officers, that it believes appropriate to achieve the compensation and corporate objectives described above.
Base Salary. We pay a base salary to each of our Named Executive Officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee reviews annually each Named Executive Officer’s base salary and sets salary generally based on the criticality of such officer’s skill set, past performance and expected future contributions, the market data for our industry and specific peer group, tenure, and market pressures, with each of these factors balanced against consideration of our cash resources and other elements of the officer’s compensation.
Annual Cash Bonus. We pay annual cash bonuses to our Named Executive Officers as an incentive to encourage superior performance, align the Named Executive Officers’ compensation with our business objectives, and to enable us to retain and reward executive officers who fulfill or exceed performance expectations. Our Compensation Committee determines bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position. The bonus targets are reviewed annually by the Compensation Committee, taking into consideration market data for our industry and specific peer group. Actual cash bonuses are discretionary, subject to the achievement of company-wide and, other than for our Chief Executive Officer, applicable department or individual performance objectives. The Compensation Committee does not follow rigid percentage allocations or other guidelines related to the portion of each Named Executive Officer’s annual cash bonus tied to company-wide, department or individual performance components, but instead exercises its discretion based on its assessment of each officer’s individual performance and department and company factors. Whether or not a bonus is paid for any year is solely within the discretion of our Compensation Committee. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives, as well as other factors, including our cash resources.
Equity Incentive Compensation. We have granted, and intend to continue to grant, stock options and RSUs, and potentially other types of equity incentive awards, to align our Named Executive Officers’ compensation with achievement of the company’s most important business objectives and its long-term performance, thereby linking their compensation to the interests of our stockholders. The Compensation Committee believes that stock options are an effective equity-based tool to motivate our Named Executive Officers to pursue these critical company interests aggressively, because options only have value if the value of our company as reflected by our stock price increases over time. Stock options are also the most common long-term incentive instrument in use at our peer companies. Another commonly utilized long-term incentive compensation instrument is RSUs. The Compensation Committee believes that RSUs are another effective instrument for employee retention, and that they also have incentive value since the value of RSUs increase as our stock price increases over time. RSUs are also generally less dilutive to our stockholders than stock options. Further, RSUs continue to have incentive value even in the event of a severe stock price decline, unlike stock options that can lose their incentive value in such an event. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as effectively managing our cash resources, a significant portion of the Named Executive Officers’ total compensation typically has consisted of, and is expected to continue to consist of, equity-based awards.
Change in Control and Severance Benefit Plan. We have adopted a Change in Control and Severance Benefit Plan, in which all of our Named Executive Officers participate, to maintain the competitiveness of our executive compensation program and to remove or at least reduce an executive’s potential personal bias against a takeover attempt. It also provides incentives to our executive officers to remain with our company, and objectively evaluate and facilitate an acquisition of our company should consideration of such a transaction be determined appropriate by the Board and in the best interests of our stockholders. A description of this plan is set forth below under the heading “Potential Payments Upon Termination or Change-in-Control.” This plan is a double-trigger plan, in which each participant receives benefits under the plan only if the participant is terminated without cause or is constructively terminated in connection with a change in control, rather than a single-trigger plan, in which each participant would receive benefits under the plan if a change in control occurs or the participant resigns for any reason after a change in control. We adopted a double-trigger plan because it protects the participants from post-change in control events that are not related to the participants’ performance, encourages them to stay throughout a transition period in the event of a change in control, and does not provide for benefits for a participant who remains with the surviving company in a comparable position. The Compensation Committee believes that these benefits are an important element of the Named Executive Officers’ retention and motivation and are consistent with compensation arrangements provided in a competitive market for executive talent, and that the benefits of such severance rights agreements, including generally requiring a release of claims against us as a condition to receiving any severance benefits are in our best interests.
Other Benefits. We have a 401(k) Retirement Plan in which substantially all of our employees, including our Named Executive Officers, are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. We match 100% of the first 3% of employee contributions, in the form of Exelixis stock. Our employee stock purchase plan allows for eligible employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each six month purchase period, subject to specified limits. We provide health care, dental and vision benefits to all full-time employees, including our Named Executive Officers. These and other standard heath and welfare benefits are available to all eligible employees, subject to applicable laws. We provide these benefits because we believe they are consistent and competitive with the market practices of our peers.
2016 Compensation Decisions
Through our compensation program, we seek to align pay and performance. To that end, a significant portion of our Named Executive Officers’ compensation is “at risk” because it is variable, performance-based and in large part dependent on the success of our company. At-risk compensation includes long-term equity based awards, the value of which depends on increases in the price of our common stock, and annual incentive cash bonuses, which require the achievement of pre-established company and, other than for Dr. Morrissey, department or individual performance goals. The following charts highlight pay mix for our Chief Executive Officer and all of our other Named Executive Officers as a group.

Chief Executive Officer Pay Mix[1] 87% of CEO 2016 Compensation is Considered At-Risk	All Other Named Executive Officers (as a group) Pay Mix[1] 76% of All Other Named Executive Officers (as a group) 2016 Compensation is Considered At-Risk

Salary / Fixed Compensation 13%
Bonus 13%
Stock Award 15%
Option Awards 59%

Salary / Fixed Compensation 24%
Bonus 14%
Stock Award 13%
Option Awards 49%

1 Percentages calculated from values reported in the 2016 Summary Compensation Table
2016 Base Salaries
In February 2016, the Compensation Committee determined that, each Named Executive Officer should receive an increase in their base salary over 2015. In reaching these decisions, the Compensation Committee did not apply a formula, but rather a holistic analysis emphasizing: (1) the performance of the executive relative to our 2015 business and financial achievements; (2) the value of the executive to the future of the company; and (3) the importance of setting base salaries at a level that would make them competitive with the base salaries of similarly situated executives at our peer companies. The Compensation Committee also considered an analysis provided by Compensia which indicated that while these base salaries, in comparison to the compensation of comparable officers of our 2016 peer group companies, were above the 75th percentile for all executives (except Dr. Lamb, who was between the market 50th and 75th percentile), total direct compensation was generally aligned with the 50th percentile. The adjusted base salaries for our Named Executive Officers for 2016 are as follows:

Name	2015 Base Salary	2016 Base Salary	Percentage Increase
Michael M. Morrissey, Ph.D.	$800,000	$850,000	6.25%
Christopher J. Senner	$500,000	$540,000	8.00%
Jeffrey J. Hessekiel, J.D.	$465,750	$489,038	5.00%
Peter Lamb, Ph.D.	$423,519	$460,000	8.61%
Gisela M. Schwab, M.D.	$550,181	$600,000	9.06%

2016 Annual Cash Bonuses
In February 2016, the Compensation Committee, with input from the Board, determined 2016 target annual cash bonuses (expressed as a percentage of base salary) should remain at the same levels as 2015 (i.e., 60% for Dr. Morrissey, and 45% for each of the other Named Executive Officers, other than Dr. Schwab whose 2016 target discretionary bonus was increased to 50% in connection with her promotion to President, Product Development and Medical Affairs and Chief Medical Officer). The Compensation Committee’s decision regarding 2016 target bonuses was based on its subjective assessment that the percentages of base salaries previously established were appropriate and continued to align us competitively with our peer group. In reaching its determination, the Compensation Committee reviewed an analysis prepared by Compensia that indicated that these 2016 target discretionary annual cash bonuses, in comparison to those of comparable officers of the 2016 peer group companies, were between the 50th and 75th percentile for all executives, except Dr. Morrissey, who was below the 50th percentile and Dr. Lamb who was at the 50th percentile. The target bonus amounts for the company’s cash bonuses are intended to serve as general guidelines for the determination of actual bonuses and are not designed to set formulaic payout levels. The Compensation Committee determined it would not be appropriate to apply an objective formulaic approach during a period of such rapid change and evolution for the company.
In connection with establishing the bonus program for 2016, the Compensation Committee reviewed management’s proposed commercial, research and development and general business goals and recommended them to the Board for approval. In February 2016, the Board then reviewed and approved the proposed goals for 2016, which consisted of the following:

•	Secure regulatory approval for cabozantinib in previously treated patients with advanced RCC in U.S. and European Union with optimal label, including OS, results;

•	Execute successful commercial launch for CABOMETYX in the U.S., with a launch readiness date of April 1, 2016;

•	Complete tablet manufacturing activities to enable timely CABOMETYX launch and ensure uninterrupted supply of commercial product post-launch;

•	Execute ex-U.S. partnership for cabozantinib or secure a mechanism for effective ex-US distribution;

•	Develop life-cycle management plan for cabozantinib and strategy for expanding our pipeline beyond cabozantinib;

•	Identify in-licensing or acquisition opportunities and define plan for a restart of discovery efforts; and

•	Manage cash balance to effectively maintain operations through 2017.
In selecting these goals, the Compensation Committee and the Board believed that they were appropriate drivers for our business, as they provided a balance between the efforts necessary to obtain regulatory approval and execute on a successful commercial launch for CABOMETYX and generate further growth in our business, all while maintaining a solid financial position, which together, would enhance stockholder value.
During 2016, management reported regularly to the Compensation Committee and the Board on the status of the company’s performance against these goals, including in formal meetings in February, May, September and December. In February 2017, the Compensation Committee and the Board evaluated the company’s performance in relation to the 2016 goals, as well as the department and individual objectives applicable to each Named Executive Officer (other than Dr. Morrissey, whose annual bonus is based solely on company performance goals). The Compensation Committee concluded that 2016 was a year of meaningful accomplishments during which management met or exceeded all of the goals, and noted the following achievements, in particular:

•	Entered into an exclusive licensing agreement with Ipsen to commercialize current and potential future cabozantinib indications outside of the United States and Japan;

•
Received FDA approval for CABOMETYX as a treatment for patients with advanced RCC who have received prior anti-angiogenic therapy on April 25, 2016, with OS results included in the United States Package Insert;

•	Shipped the first bottles of CABOMETYX to wholesalers and pharmacies on April 28, 2016, within three days following FDA approval;

•
Received EC approval for CABOMETYX as a treatment of advanced RCC in adults following prior vascular endothelial growth factor targeted therapy, with OS results included in the Summary of Product Characteristics;

•	Initiation, by Ipsen, of the commercial launch of CABOMETYX following EC approval, with Ipsen's first commercial sales occurring in Germany in November 2016;

•	Generated $93.5 million in net product revenue from sales of CABOMETYX in the U.S. during 2016;

•	Retrieved and analyzed CABOSUN data from The Alliance to support a potential sNDA submission for cabozantinib as a treatment for patients with first-line advanced RCC;

•	Continued execution on our broad development program to explore the clinical potential of cabozantinib in other tumor types;

•	Resumed focused and measured internal drug discovery efforts with the goal of identifying novel and promising therapeutic candidates to advance into clinical trials;

•	Hired key personnel to lead our business development activities;

•	Experienced stock price appreciation by 164% between 2015 and 2016;

•	Final fiscal 2016 cash balance of $479.6 million; and

•	Progress on business development activities towards a partnership for cabozantinib commercialization and development in Japan.
The Compensation Committee did not assign any weighting of specific company, departmental or individual goals in making its assessment of overall performance, but rather made its assessment of performance against the goals from a holistic perspective. In reviewing the company's 2016 achievements, the Compensation Committee determined that the company as a whole and each of the Named Executive Officers had performed exceptionally well, and on February 27, 2017, the Compensation Committee approved annual cash bonus payments in excess of the target amounts as follows:

Name	2016 Target Cash Bonus (% of 2016 Base Salary)	2016 Bonus Payout (% of 2016 Target Cash Bonus)	2016 Bonus Payout
Michael M. Morrissey, Ph.D.	60%	157%	$800,000
Christopher J. Senner	45%	125%	$303,750
Jeffrey J. Hessekiel, J.D.	45%	125%	$275,084
Peter Lamb, Ph.D.	45%	125%	$258,750
Gisela M. Schwab, M.D.	50%	125%	$375,000

The Compensation Committee approved a higher 2016 target cash bonus payout for Dr. Morrissey (relative to the other Named Executive Officers) due to his position as President and Chief Executive Officer and in recognition of his outstanding leadership across the organization, including guiding our company through a highly successful CABOMETYX commercial launch.
2016 Equity Incentive Awards
2016 Special Equity Incentive Compensation. In February 2016, the Compensation Committee approved a special one-time grant of stock options to Drs. Morrissey, Lamb and Schwab, in consideration of their exceptional service to our company during 2015 and the desire to retain the executive talent necessary to drive toward the achievement of our company's future commercial and research and development goals, including the commercial launch of CABOMETYX in advanced RCC. The Compensation Committee determined that such grants were appropriate to ensure the continuity of executive management during this critical time in the company's evolution. In determining the size of the award for each of these Named Executive Officers, the Compensation Committee considered a number of factors, including an assessment of individual performance, the individual’s overall contributions and the company's equity reserve at that time. However, the Compensation Committee did not use a formula when it determined the size of the award. Rather, it used a subjective approach, and awarded the special equity grants at levels it believed in its judgment were appropriate and would help to align the interests of these particular Named Executive Officers with those of our stockholders. On February 11, 2016, the Compensation Committee, in consultation with the Board, approved the following grants to the Named Executive Officers identified below:

Name	Number of Shares Subject to Time-Based Stock Options
Michael M. Morrissey, Ph.D.	150,000
Peter Lamb, Ph.D.	40,000
Gisela M. Schwab, M.D.	75,000
The stock options have an exercise price of $4.20 per share, the fair market value of our common stock on the date of grant, and expire seven years from the date of grant or earlier upon termination of service with us. The stock options vest over a four year period following the date of grant. Vesting of these stock options will cease upon termination of service as an employee for any reason. The Named Executive Officers identified in the table above are party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the award in the event of certain specified change in control events involving us, for the reasons discussed above.
2016 Ongoing Equity Grants. In September 2016, the Compensation Committee reviewed the annual equity compensation awards for our Named Executive Officers for 2016. In determining the form of equity incentive grants for the Named Executive Officers, the Compensation Committee:

•
evaluated the status of equity incentive awards held by the Named Executive Officers to assess the retention and incentive values of those awards, since the majority of performance targets tied to the vesting of outstanding performance-based stock options issued to the Named Executive Officers in 2014 and 2015 had been met;

•
determined the appropriate size and value of new equity incentive awards for our Named Executive Officers, taking into consideration the need to be competitive in the market to retain the talent required to ensure a successful commercial launch of CABOMETYX and expand our product pipeline; and

•
determined the grant of a mix of 75% stock options and 25% RSUs, to align our Named Executive Officer's interests with the interests of our stockholders, while allowing us to minimize dilution and deliver an appropriate level of compensation within the constraints of our available equity.

When determining the appropriate size and value of equity incentive awards, management asked Radford to provide guidance with respect to implementing a program that would incentivize our Named Executive Officers to drive toward the achievement of key company priorities and increase stockholder value over the long-term, while maintaining competitive market practices and being mindful of the company's available equity. The Compensation Committee reviewed materials provided by Radford and determined that, to be both impactful and within acceptable share use limits, grants should be sized at approximately the 50th percentile of our peer group for each of our Named Executive Officers. In September 2016, the Compensation Committee approved the following grants to the Named Executive Officers:

Name	Number of Shares Subject to Time-Based Stock Options	Number of Shares Subject to RSUs
Michael M. Morrissey, Ph.D.	360,000	60,000
Christopher J. Senner	120,000	20,000
Jeffrey J. Hessekiel, J.D.	97,500	16,250
Peter Lamb, Ph.D.	97,500	16,250
Gisela M. Schwab, M.D.	120,000	20,000
The stock options for each of the Named Executive Officers, other than for Dr. Morrissey, have an exercise price of $14.74 per share, the fair market value of our common stock on the date of grant (September 22, 2016), and expire seven years from the date of grant or earlier upon termination of service with us. Dr. Morrissey's stock option has an exercise price of $15.31, the fair market value of our common stock on the date of grant (September 26, 2016). All of the stock options vest over a four year period following the grant date and the RSUs vest annually over approximately a four year period following the first quarterly vesting date (i.e., February 15th, May 15th, August 15th and November 15th) following the date of grant. Vesting of these stock options and RSUs will cease upon termination of service as an employee for any reason. The Named Executive Officers are party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the award in the event of certain specified change in control events involving us, for the reasons discussed above.
Compensation of the Chief Executive Officer for 2016
The Compensation Committee and the Board considered the factors and criteria described under the heading “2016 Compensation Decisions” above in determining Dr. Morrissey’s total compensation for 2016. The Compensation Committee increased Dr. Morrissey’s base salary for 2016 by 6.25% over his 2015 base salary and kept his target cash bonus at 60% of base salary, which is higher than the targets for the other Named Executive Officers due to his position as Chief Executive Officer and the critical role he plays at the company. This percentage has not changed since 2011 and reflects Dr. Morrissey’s greater role in determining the course, and ability to influence the future, of the company. The Compensation Committee determined that Dr. Morrissey’s 2016 bonus payout at approximately 157% of target bonus, or approximately 94% of his base salary for 2016 due to his outstanding leadership in driving the achievements discussed above under the heading “—2016 Cash Bonuses.” In February 2016, in consideration for his exceptional service to our company and the desire to retain Dr. Morrissey to lead our company through the commercial launch of CABOMETYX as a treatment for patients with advanced RCC, the Compensation Committee, in consultation with the Board, granted to Dr. Morrissey a time-based stock option to purchase 150,000 shares of our common stock at an exercise price of $4.20, subject to our standard vesting schedule over a four year period following the date of grant. In September 2016, as part of our company-wide ongoing equity compensation program, the Compensation Committee granted Dr. Morrissey (i) a time-based stock option to purchase 360,000 shares of our common stock and (ii) 60,000 RSUs, which awards were substantially larger than those made to our other Named Executive Officers, given his position in the company and the other factors described above. The option has an exercise price of $15.31 and is subject to our standard vesting schedule over a four year period following the date of grant and the RSU vests annually over approximately a four year period following the first quarterly vesting date (i.e., February 15th, May 15th, August 15th and November 15th) following the date of grant.

Other Compensation Information
Timing of Equity Awards
Grants of equity awards to our Named Executive Officers are generally determined and approved at our pre-scheduled Compensation Committee meetings whenever practicable. However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants. All stock options are granted with an exercise price that is not less than the closing price of our common stock on The NASDAQ Global Select Market on the grant date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price. We recognize that a release of information in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended). Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.
“Clawback” Policy
The Compensation Committee has not yet established a policy to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive, in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Further, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, requires that the SEC promulgate rules which would require that, in the event we are required to restate our financial statements, we “claw back” any bonuses paid based on financial performance that would not have been paid if based on the restated financial performance. The SEC has not yet finalized its “claw back” rules. We expect that the Compensation Committee and Board will re-evaluate the potential adoption of a “claw back” policy after any such rules are promulgated.
Accounting and Tax Considerations
Under FASB ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options and RSUs) over the vesting period of the award. As long as stock options and RSUs remain the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. Compensation expense relating to awards subject to performance conditions is recognized if it is probable that the performance goals will be achieved. The probability of achievement of such goals is assessed on a quarterly basis. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants and/or RSU awards.
Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers should be designated to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.
Compensation Policies and Practices as They Relate to Risk Management
In 2016, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Summary of Compensation
The following table shows for the fiscal years ended December 30, 2016, January 1, 2016 and January 2, 2015 (referred to as fiscal years 2016, 2015 and 2014, respectively), compensation awarded to, paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers in 2016, which we refer to as our “Named Executive Officers.”
Summary Compensation Table for Fiscal 2016

Name and Principal Position	Year (1)	Salary ($)(2)		Bonus ($)(3)		Stock Awards ($)(4)	Option Awards ($)(5)	All Other Compensation ($)	Total ($)
Michael M. Morrissey, Ph.D.	2016	841,154		800,000		918,600	3,700,434	7,950	6,268,138
President and Chief	2015	824,423		480,001	(6)	—	2,693,750	9,326	4,007,500
Executive Officer	2014	755,192		—		—	1,378,800	7,800	2,141,792
Christopher J. Senner*	2016	532,923		303,750		294,800	1,062,084	7,950	2,201,507
Executive Vice President and	2015	226,923	(7)	225,002	(6)	366,000	1,809,593	—	2,627,518
Chief Financial Officer
Jeffrey J. Hessekiel, J.D.	2016	484,918		275,084		239,525	862,943	—	1,862,470
Executive Vice President, General	2015	480,332		209,588	(6)	—	1,062,021	—	1,751,941
Counsel and Secretary	2014	380,769	(8)	—		—	1,657,536	—	2,038,305
Peter Lamb, Ph.D.	2016	453,546		258,750		239,525	967,207	7,950	1,926,978
Executive Vice President,	2015	437,199		190,588	(6)	—	1,028,921	9,464	1,666,172
Scientific Strategy and Chief	2014	407,042		—		—	490,240	7,800	905,082
Scientific Officer
Gisela M. Schwab, M.D.	2016	591,186		375,000		294,800	1,257,579	8,511	2,527,076
President, Product Development	2015	565,800		275,092	(6)	—	1,358,996	7,950	2,207,838
and Medical Affairs and Chief	2014	513,906		—		—	612,800	7,800	1,134,506
Medical Officer
____________________

*	Mr. Senner joined Exelixis in July 2015.

(1)	The compensation reflected in the Summary Compensation Table reflects a 52-week period for fiscal 2016, 52-week period for fiscal 2015, and a 53-week period for fiscal 2014.

(2)
The amount in this column represents the amount actually paid to each Named Executive Officer for fiscal 2016. For information regarding 2016 base salaries, please see “Compensation Discussion and Analysis--2016 Compensation Decisions--2016 Base Salaries.”

(3)
The amount in this column represents discretionary cash bonuses for services rendered during the indicated fiscal years by the Named Executive Officers (equity was issued in lieu of cash for bonuses for 2015). For a description of the company’s cash bonus program, see “Compensation Arrangements--Annual Cash Bonuses” following the Grants of Plan Based Awards table. The company does not maintain a “Non-Equity Incentive Plan” as defined in applicable SEC rules.

(4)
Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal year for the RSU awards as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of RSU awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017.

(5)
Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the Named Executive Officers. The amounts shown reflect the aggregate grant date fair value in the indicated fiscal years for option awards as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017. The grant date fair values presented in the table for the performance-based option awards assume achievement of the highest level of performance conditions, and excludes estimates of forfeiture. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC 718 value shown in this column.

(6)
Represents the aggregate grant date fair value for the RSU award issued to the Named Executive Officer in lieu of a cash bonus for 2015 as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of the RSU award is set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017.

(7)	Mr. Senner's base salary for 2015 was $500,000 per year. The amount shown represents the amount of salary he was actually paid in fiscal 2015, taking into account his start date in July 2015.

(8)	Mr. Hessekiel’s base salary for 2014 was $450,000 per year. The amount shown represents the amount of salary he was actually paid in fiscal 2014, taking into account his start date in February 2014.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended December 30, 2016, certain information regarding grants of plan-based awards to the Named Executive Officers:
Grants of Plan-Based Awards in Fiscal 2016

	Grant Date	Approval Date(1)	All other stock awards: Number of Shares of Stock or Units (#)		All other option awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Michael M. Morrissey, Ph.D.	2/11/2016		114,286	(4)			480,001
	2/11/2016				150,000	4.20	390,990
	9/26/2016				360,000	15.31	3,309,444
	9/26/2016		60,000	(5)			918,600
Christopher J. Senner	2/11/2016		53,572	(4)			225,002
	9/22/2016	9/21/2016			120,000	14.74	1,062,084
	9/22/2016	9/21/2016	20,000	(5)			294,800
Jeffrey J. Hessekiel, J.D.	2/11/2016		49,902	(4)			209,588
	9/22/2016	9/21/2016			97,500	14.74	862,943
	9/22/2016	9/21/2016	16,250	(5)			239,525
Peter Lamb, Ph.D.	2/11/2016		45,378	(4)			190,588
	2/11/2016				40,000	4.20	104,264
	9/22/2016	9/21/2016			97,500	14.74	862,943
	9/22/2016	9/21/2016	16,250	(5)			239,525
Gisela M. Schwab, M.D.	2/11/2016		65,498	(4)			275,092
	2/11/2016				75,000	4.20	195,495
	9/22/2016	9/21/2016			120,000	14.74	1,062,084
	9/22/2016	9/21/2016	20,000	(5)			294,800
____________________

(1)
Reflects the date the Compensation Committee determined to make the grant, such grant to be effective on the grant date designated in the column to the left, at the fair market value on the grant date. The grant date was designated at the time of the Compensation Committee’s action. If no date appears in this column for a particular grant, the date of approval is the same as the date of grant, as reflected in the column to the left.

(2)
The option award was granted pursuant to our 2014 Plan and expires seven years from the date of grant or earlier upon termination of service. The option will vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and will continue to vest thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)
Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the Named Executive Officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2016 for the option award or the RSU award as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of the option awards and the RSU awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the SEC on February 27, 2017. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC 718 value shown in this column. For the RSU, FASB ASC 718 uses the fair market value based on the date of grant and typically vests this expense over approximately four years.

(4)	RSU award was granted pursuant to our 2014 Plan and vested in full on the date of grant. This award was in lieu of cash bonus for services rendered in fiscal 2015.

(5)
RSU award was granted pursuant to our 2014 Plan. The RSU award will vest as to 1/4th of the shares subject to the RSU award on November 15, 2018 and thereafter as to 1/4th of the original number of shares subject to the RSU award on each succeeding November 15th thereafter until fully vested. Vested shares will be delivered to the Named Executive Officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

Compensation Arrangements
Base Salaries.  For a description of actions taken by the Compensation Committee with respect to base salaries for our Named Executive Officers for fiscal 2016, please see “Compensation Discussion and Analysis--2016 Compensation Decisions--2016 Base Salaries” above.
Annual Cash Bonuses. Each year the Compensation Committee considers payment of annual cash bonuses to Named Executive Officers for services rendered in the past year. Whether or not a bonus is paid for any year is solely within the discretion of the Compensation Committee. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or individual performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer or his or her department contributed to Exelixis’ overall success. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of applicable SEC rules.
For additional information with respect to annual bonuses for our Named Executive Officers for fiscal 2016, please see “Compensation Discussion and Analysis--2016 Compensation Decisions--2016 Annual Cash Bonuses” above. The bonus for 2015 was not paid in cash, but rather in fully-vested RSUs as described below.
Stock Awards and Option Awards. Our 2014 Plan provides for the grant of RSUs and compensatory stock options to our Named Executive Officers and other employees. In February 2016, we granted time-based stock options to Drs. Morrissey, Lamb and Schwab in recognition of their exceptional service to the company during 2015 and in September 2016, we granted time-based stock options to all our Named Executive Officers to further our longer-term business strategy. In February 2016, in support of our cash conservation effort and to align the interests of our Named Executive Officers with those of our stockholders, in lieu of cash bonus, we granted RSU awards to each of our Named Executive Officers. In September 2016, we also granted time-based RSU awards to our Named Executive Officers to further our longer-term business strategy.
For information regarding stock option grants to the Named Executive Officers in fiscal 2016, including the number of options granted, the exercise price and vesting conditions related thereto, please see “Compensation Discussion and Analysis--2016 Compensation Decisions--2016 Equity Incentive Awards” above. As a general matter, the vested portion of options granted to our Named Executive Officers will expire three months after each Named Executive Officer’s termination of continuous service, subject to extension in certain termination situations or events that can accelerate the vesting, as described under “Potential Payments Upon Termination or Change-in-Control” below.
Employment Agreements. We have no employment agreements with our Named Executive Officers.
Change in Control and Severance Benefit Plan. Each of our Named Executive Officers participates in our Change in Control and Severance Benefit Plan, a description of which is included below under the heading “Potential Payments Upon Termination or Change-in-Control.”
Other Compensatory Arrangements. Please see “Compensation Discussion and Analysis--Elements of Compensation--Other Benefits” above for a description of other executive compensatory arrangements, including our 401(k) Retirement Plan and other benefits.

Outstanding Equity Awards at Fiscal Year–End
The following table shows certain information regarding outstanding equity awards at December 30, 2016, for the Named Executive Officers.
Outstanding Equity Awards at December 30, 2016

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name		Exercisable	Unexercisable
Michael M. Morrissey,	12/6/2007	200,000			9.91	12/5/2017
Ph.D.	12/16/2008	50,000			5.04	12/15/2018
	2/26/2009	25,000			4.42	2/25/2019
	12/9/2009	300,000			7.18	12/8/2019
	9/28/2011	450,000			5.50	9/27/2018
	9/21/2012	402,000			5.555	9/20/2019
	9/18/2013	585,000	135,000	(4)	5.51	9/17/2020
	9/18/2013	240,000			5.51	9/17/2020
	9/19/2014	1,125,000			1.70	9/18/2021
	2/5/2015	450,000			1.90	2/4/2022
	9/16/2015	156,250	343,750	(5)	6.21	9/15/2022
	2/11/2016		150,000	(6)	4.20	2/10/2023
	9/26/2016		360,000	(11)	15.31	9/25/2023
	9/26/2016						60,000	(8)	894,600
Christopher J. Senner	7/15/2015	123,958	226,042	(9)	3.66	7/14/2022
	9/16/2015	70,312	154,688	(5)	6.21	9/15/2022
	9/22/2016		120,000	(7)	14.74	9/21/2023
	9/22/2016						20,000	(8)	298,200
Jeffrey J. Hessekiel, J.D.	2/10/2014	162,916	67,084	(10)	7.27	2/9/2021
	9/19/2014	200,000			1.70	9/18/2021
	2/5/2015	200,000			1.90	2/4/2022
	9/16/2015	59,375	130,625	(5)	6.21	9/15/2022
	9/22/2016		97,500	(7)	14.74	9/21/2023
	9/22/2016						16,250	(8)	242,288

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name		Exercisable	Unexercisable
Peter Lamb, Ph.D.	2/26/2009	10,000			4.42	2/25/2019
	9/1/2009	75,000			5.96	8/31/2019
	12/9/2009	75,000			7.18	12/8/2019
	12/15/2009	25,000			7.51	12/14/2019
	9/21/2012	123,000			5.555	9/20/2019
	9/18/2013	102,375	23,625	(4)	5.51	9/17/2020
	9/18/2013	42,000			5.51	9/17/2020
	9/19/2014	400,000			1.70	9/18/2021
	2/5/2015	175,000			1.90	2/4/2022
	9/16/2015	59,375	130,625	(5)	6.21	9/15/2022
	2/11/2016		40,000	(6)	4.20	2/10/2023
	9/22/2016		97,500	(7)	14.74	9/21/2023
	9/22/2016						16,250	(8)	242,288
Gisela M. Schwab,	12/6/2007	200,000			9.91	12/5/2017
M.D.	12/16/2008	50,000			5.04	12/15/2018
	2/26/2009	25,000			4.42	2/25/2019
	12/9/2009	210,000			7.18	12/8/2019
	9/28/2011	112,500			5.50	9/27/2018
	9/21/2012	123,000			5.555	9/20/2019
	9/18/2013	195,000	45,000	(4)	5.51	9/17/2020
	9/18/2013	80,000			5.51	9/17/2020
	9/19/2014	500,000			1.70	9/18/2021
	2/5/2015	250,000			1.90	2/4/2022
	9/16/2015	76,562	168,438	(5)	6.21	9/15/2022
	2/11/2016		75,000	(6)	4.20	2/10/2023
	9/22/2016		120,000	(7)	14.74	9/21/2023
	9/22/2016						20,000	(8)	298,200
____________________

(1)
Option awards granted prior to January 26, 2010, were issued under our 2000 Equity Incentive Plan, have vested in full and expire ten years from the date of grant or earlier upon termination of service. There were no option awards granted to Named Executive Officers between January 26, 2010, and May 18, 2011. Option awards granted between May 18, 2011, and May 28, 2014, were issued under our 2011 Equity Incentive Plan, or 2011 Equity Plan, are either subject to time-based vesting or performance-based vesting and expire seven years from the date of grant or earlier upon termination of continuous service. Vesting of awards granted under the 2011 Equity Plan still subject to vesting is set forth in the applicable footnote accompanying the entry. All option awards granted pursuant to our 2011 Equity Plan subject to time-based vesting have vested in part, and the remaining unvested portion will vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. All option awards granted under our 2011 Equity Plan subject to performance-based vesting have either been cancelled or are vested in full. Option awards granted after May 28, 2014, were issued under our 2014 Plan, are either subject to time-based vesting or performance-based vesting and expire seven years from the date of grant or earlier upon termination of service. Vesting of awards granted under the 2014 Plan is set forth in the applicable footnote accompanying the entry. Option awards granted pursuant to our 2014 Plan subject to time-based vesting, vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Option awards granted pursuant to our 2014 Plan subject to performance-based vesting are vested in full. Vesting of all options issued to our Named Executive Officers are subject to acceleration as described under the caption “Potential Payments Upon Termination or Change-in-Control” below.

(2)
RSU awards granted prior to May 28, 2014, were issued under our 2011 Equity Plan and RSU awards granted after May 28, 2014, were issued under our 2014 Plan. RSU awards generally vest as to 1/4th of the original number of shares subject to the RSU award on the first established RSU vesting date following the one year anniversary of the grant date and thereafter as to 1/4th of the original number of shares subject to the RSU award on each anniversary of the first established RSU vesting date following the one year anniversary of the grant date, until fully-vested. We have established February 15th, May15th, August 15th and November 15th as RSU vesting dates. Vested shares will be delivered to the Named Executive Officer on the applicable vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting of all RSU awards issued to our Named Executive Officers is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change-in-Control” below.

(3)	For purposes of determining market value, we assumed a stock price of $14.91, the closing sale price per share of our common stock on December 30, 2016, the last business day of our last fiscal year.

(4)
Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 18, 2017 (assuming that such options are not accelerated).

(5)
Option vests as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of September 16, 2019 (assuming that such options are not accelerated).

(6)
Option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of February 11, 2020 (assuming that such options are not accelerated).

(7)
Option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of September 22, 2020 (assuming that such options are not accelerated).

(8)	RSUs vest as to 1/4th of the original number of shares subject to the RSU award on each November 15th with a final vesting date of November 15, 2020 (assuming that such RSUs are not accelerated).

(9)
Option vests as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of July 15, 2019 (assuming that such options are not accelerated).

(10)
Option vests as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of February 10, 2018 (assuming that such options are not accelerated).

(11)
Option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of September 26, 2020 (assuming that such options are not accelerated).

Option Exercises and Stock Vested
The following table includes certain information with respect to stock options exercised and stock awards that vested during the fiscal year ended December 30, 2016.
Options Exercised and Stock Vested in Fiscal 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Michael M. Morrissey, Ph.D.	200,000	1,200,651	114,286	480,001
Christopher J. Senner	—	—	153,572	1,069,002
Jeffrey J. Hessekiel	200,000	956,000	49,902	209,588
Peter Lamb, Ph.D.	140,000	1,354,823	45,378	190,588
Gisela M. Schwab, M.D.	219,000	519,762	65,498	275,092
____________________

(1)
"Value Realized on Exercise" reflects the price at which the shares acquired upon exercise (the closing market price of our common stock on the exercise date) of the stock options were sold, net of the exercise price for acquiring the shares.

(2)
“Value Realized on Vesting” reflects the product of the fair market value of our common stock on the applicable vesting date multiplied by the number of units vested and does not necessarily reflect proceeds actually received by the Named Executive Officers.

Potential Payments Upon Termination or Change-in-Control
Change in Control and Severance Benefit Plan
In December 2005, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers. We amended our Change in Control and Severance Benefit Plan in December 2008 and again in December 2010 to bring the plan into compliance with Section 409A of the Code and other rules governing such plans.
If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination, or Covered Termination, during a period starting one month prior to and ending 13 months following a change in control, or a Change in Control Termination, then the Named Executive Officer would be entitled to the following benefits under the plan:

•
a cash payment paid in installments pursuant to our regularly scheduled payroll periods equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

•
the vesting of up to all of the Named Executive Officer’s options and RSUs will accelerate in full and the exercise period of such options will be extended to the later of (i) 12 months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement; the plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2000 Equity Plan, 2011 Equity Plan and 2014 Plan shall lapse;

•
payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

•
payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

In the event of a Covered Termination of a Named Executive Officer that is not also a Change in Control Termination, such Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to six months of base salary paid in installments pursuant to our regularly scheduled payroll periods. In such circumstances, we would also pay for a period of up to six months such Named Executive Officer’s COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in. However, such Named Executive Officer would not be entitled to any vesting acceleration benefits by virtue of such termination.
The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code, a Named Executive Officer may receive a reduced amount of the affected severance benefits, The plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Code. No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, as a general matter, to be eligible to receive benefits under the plan and if requested by Exelixis, a Named Executive Officer must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.
Treatment of Equity Awards
Pursuant to our 2000 Equity Plan, 2011 Equity Plan and 2014 Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.
The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which a Named Executive Officer would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of December 30, 2016, the last day of our last fiscal year. In addition, the table sets forth the amounts to which such Named Executive Officers would be entitled under our equity plans either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of December 30, 2016. There are no other agreements, arrangements or plans that entitle any of the above-mentioned Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for such Named Executive Officer’s death or disability.

Potential Payments Table
The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers. The table assumes that the triggering event took place on December 30, 2016, the last day of our 2016 fiscal year.

Potential Payments Upon Termination or Change-in-Control Table
Name	Benefit	Change in Control and Severance Benefit Plan		Equity Plans
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change of Control Transactions without Termination ($)(3)
Michael M. Morrissey, Ph.D.	Base Salary	1,700,000	425,000	—
	Bonus	1,020,000	—	—
	Vesting Acceleration(4)	6,760,725	—	6,760,725
	COBRA Payments	53,681	13,420	—
	Outplacement Services	50,000	—	—
Benefit Total		9,584,406	438,420	6,760,725
Christopher J. Senner	Base Salary	810,000	270,000	—
	Bonus	364,500	—	—
	Vesting Acceleration(4)	4,207,358	—	4,207,358
	COBRA Payments	40,261	13,420	—
	Outplacement Services	30,000	—	—
Benefit Total		5,452,119	283,420	4,207,358
Jeffrey J. Hessekiel, J.D.	Base Salary	733,557	244,519	—
	Bonus	330,101	—	—
	Vesting Acceleration(4)	1,907,822	—	1,907,822
	COBRA Payments	25,363	8,454	—
	Outplacement Services	30,000	—	—
Benefit Total		3,026,843	252,973	1,907,822
Peter Lamb, Ph.D.	Base Salary	690,000	230,000	—
	Bonus	310,500	—	—
	Vesting Acceleration(4)	2,045,775	—	2,045,775
	COBRA Payments	23,690	7,897	—
	Outplacement Services	30,000	—	—
Benefit Total		3,099,965	237,897	2,045,775
Gisela M. Schwab, M.D.	Base Salary	900,000	300,000	—
	Bonus	450,000	—	—
	Vesting Acceleration(4)	3,010,261	—	3,010,261
	COBRA Payments	45,805	15,268	—
	Outplacement Services	30,000	—	—
Benefit Total		4,436,066	315,268	3,010,261
____________________

(1)
These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.

(2)
These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause occurred more than one month before the change in control or if the involuntary termination without cause or a constructive termination occurred more than 13 months following the change in control.

(3)
These benefits would be payable under the 2000 Equity Plan and/or the 2011 Equity Plan and/or the 2014 Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.

(4)
Assumes that the triggering event occurred on December 30, 2016, the last day of our last fiscal year, when the closing sale price per share of our common stock was $14.91. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess, if any, of $14.91 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of December 30, 2016, and (ii) aggregating for all accelerated RSUs, the amount equal to (X) $14.91 multiplied by (Y) the number of shares underlying the unvested RSUs. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Compensation Committee of the Board of Directors of Exelixis, Inc., consisting solely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 30, 2016.
Compensation Committee:
Charles Cohen, Chairman
Carl B. Feldbaum
Vincent T. Marchesi
Julie A. Smith
Lance Willsey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the Compensation Committee comprised Drs. Cohen, Marchesi and Willsey, Mr. Feldbaum and Ms. Smith. None of the members of the Compensation Committee during 2016 has at any time been an officer or employee of Exelixis, except that Dr. Cohen served as our acting Chief Scientific Officer from December 1995 to April 1997, and was named an officer of one of our former subsidiaries from 2001 through March 2005, for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interests. The Board adopted a written Statement of Policy with respect to transactions entered into with related parties. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.
Under the policy, a “related party” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended) or director of Exelixis; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over such entity.
All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Exelixis. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 30, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except as follows: Mr. Senner failed to file a Form 4 relating to the withholding of shares to cover taxes in connection with the vesting of an RSU award on July 15, 2016. A Form 4/A reporting the transaction was subsequently filed on November 23, 2016.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other fiduciaries) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be householding proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the Notice at their address and would like to request householding of their communications should contact their broker.
ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, California 94080.
OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jeffrey J. Hessekiel
Executive Vice President, General Counsel and Secretary
South San Francisco, California
April 13, 2017

APPENDIX A
Exelixis, Inc.
2017 Equity Incentive Plan
Adopted by the Board of Directors: February 23, 2017
Amended by the Compensation Committee: March 22, 2017
[Approved by the Stockholders: May 24, 2017]

1.	General.

(a)Successor to and Continuation of 2014 Plan. The Plan is intended as the successor to and continuation of the Exelixis, Inc. 2014 Equity Incentive Plan (the “2014 Plan”). Following the Effective Date, no additional stock awards may be granted under the 2014 Plan. Any unallocated shares remaining available for grant under the 2014 Plan as of 12:01 a.m. Pacific time on the Effective Date (the “2014 Plan’s Available Reserve”) will cease to be available under the 2014 Plan at such time and will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grant and issuance pursuant to Stock Awards granted under the Plan. In addition, from and after 12:01 a.m. Pacific time on the Effective Date, all outstanding stock awards granted under the 2014 Plan, the Exelixis, Inc. 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”), the Exelixis, Inc. 2000 Non-Employee Directors’ Stock Option Plan (the “2000 Non-Employee Directors’ Plan”), the Exelixis, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), and the Exelixis, Inc. 2016 Inducement Award Plan (the “2016 Inducement Plan”) will remain subject to the terms of the 2014 Plan, the 2000 Plan, the 2000 Non-Employee Directors’ Plan, the 2011 Plan or the 2016 Inducement Plan, as applicable; provided, however, that any shares subject to outstanding stock awards granted under the 2014 Plan, the 2000 Plan, the 2000 Non-Employee Directors’ Plan, the 2011 Plan or the 2016 Inducement Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding options and stock appreciation rights granted under the 2014 Plan, the 2000 Plan, the 2000 Nonemployee Directors’ Plan, the 2011 Plan or the 2016 Inducement Plan with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option or stock appreciation right on the date of grant (the “Prior Plans’ Appreciation Awards”), are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a stock award (collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Prior Plans’ Returning Shares and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after 12:01 a.m. Pacific time on the Effective Date will be subject to the terms of this Plan.

(b)Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(c)Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.Administration.

(a)Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)To settle all controversies regarding the Plan and Awards granted under it.

(iv)To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).

(v)To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c)Delegation to Committee.

(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise

(and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(w)(iii) below.

(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.

(g)Minimum Vesting Requirements. No Award will vest until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve (as defined in Section 3(a)) may be subject to Awards which do not meet such vesting requirement.

(h)Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.

3.Shares Subject to the Plan.

(a)Share Reserve.

(i)Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (A) [________]1. shares (which number is the sum of (i) the number of shares ([________]2) subject to the 2014 Plan’s Available Reserve and (ii) an additional 24,000,000 new shares), plus (B) the Prior Plans’ Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).

(ii)For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except
1 To be determined on date of annual meeting.
2 To be determined on date of annual meeting.

as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(iii)Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant; and (B) 1.5 shares for each share of Common Stock issued pursuant to a Full Value Award.

(b)Reversion of Shares to the Share Reserve.

(i)Shares Available For Subsequent Issuance. If (A) any shares of Common Stock subject to a Stock Award are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or is settled in cash (i.e., the Participant receives cash rather than stock), (B) any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (C) with respect to a Full Value Award, any shares of Common Stock are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with such Full Value Award, such shares will again become available for issuance under the Plan (collectively, the “2017 Plan Returning Shares”). For each (1) 2017 Plan Returning Share subject to a Full Value Award or (2) Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of Common Stock available for issuance under the Plan will increase by 1.5 shares.

(ii)Shares Not Available For Subsequent Issuance. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a Stock Award will no longer be available for issuance under the Plan, including any shares subject to a Stock Award that are not delivered to a Participant because such Stock Award is exercised through a reduction of shares subject to such Stock Award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award will no longer be available for issuance under the Plan.

(c)Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 50,000,000 shares of Common Stock.

(d)Section 162(m) Limitations. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations will apply.

(i)A maximum of 5,000,000 shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date any such Stock Award is granted may be granted to any one Participant during any one calendar year. Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award is granted are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s stockholders.

(ii)A maximum of 5,000,000 shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii)A maximum of $10,000,000 subject to Performance Cash Awards may be granted to any one Participant during any one calendar year.

(e)Limitation on Grants to Non-Employee Directors. The (i) maximum number of shares of Common Stock subject to Stock Awards granted under the Plan or otherwise during any one calendar year (beginning with the 2017 calendar year) to any Non-Employee Director, taken together with the (ii) cash fees paid by the Company to such Non-Employee Director during such calendar year, and in both cases for service on the Board, will not exceed $750,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes), or, with respect to the calendar year in which a Non-Employee Director is first appointed or elected to the Board, $1,500,000.

(f)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.Eligibility.

(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5.Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(a)Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of seven years from the date of its grant or such shorter period specified in the Award Agreement.

(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)by cash, check, bank draft or money order payable to the Company;

(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 5(e) on the transferability of Options and SARs will apply. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Option or SAR may be transferred to any financial institution without prior stockholder approval.

(i)Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below) and will be exercisable during the lifetime of the Participant only by the Participant. Subject to the foregoing paragraph, the Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii)Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to Section 2(g) and any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h)Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.Provisions of Stock Awards Other than Options and SARs.

(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Vesting. Subject to Section 2(g), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.

(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Vesting. Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)Performance Awards.

(i)Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)Committee and Board Discretion. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv)Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date 90 days after the commencement of the applicable Performance Period, and (B) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.

(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan (including, but not limited to, Sections 2(g) and 2(h)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.Covenants of the Company.

(a)Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.Miscellaneous.

(a)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b)Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect terms in the Award Agreement or related grant documents.

(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and, to the extent applicable, the Plan and Award Agreements will be interpreted in accordance with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(l)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

9.Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)Corporate Transaction. The provisions of this Section 9(c) will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)Stock Awards Held by Current Participants in Certain Control Acquisitions. In the event of a Control Acquisition that was not approved by the Board prior to the consummation of such transaction, then with respect to Stock Awards that are held by Current Participants, the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Control Acquisition (contingent upon the effectiveness of the Control Acquisition) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Control Acquisition) and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Control Acquisition).

(iv)Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(v)Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

(d)Change in Control. The provisions of this Section 9(d) will apply to Stock Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)If a Change in Control occurs and within one month before, as of, or within thirteen months after, the effective time of such Change in Control a Participant’s Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in accordance with the vesting schedule applicable to such Stock Awards as if such Participant’s Continuous Service had continued for twelve months following the date of termination of Continuous Service. Such vesting acceleration will occur on the date of termination of such Participant’s Continuous Service, or if later, the effective date of the Change in Control (if the Participant’s termination of Continuous Service occurs prior to the Change in Control).

(ii)If any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provision of the foregoing paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
If a Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 9(d)(ii) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 9(d)(ii)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 9(d)(ii), the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
Unless the Participant and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.
The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company.

10.	Termination or Suspension of the Plan.

(a)The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.Effective Date of Plan.

This Plan will become effective on the Effective Date.

12.	Choice of Law.

The laws of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)“Award” means a Stock Award or a Performance Cash Award.

(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)“Board” means the Board of Directors of the Company.

(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term will mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any statutory duty the Participant owes to the Company; or (iv) such Participant’s conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company. The determination that a termination of a Participant’s Continuous Service is for Cause will not be made unless and until there will have been delivered to such Participant a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to such Participant and an opportunity for such Participant, together with such Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, such Participant was guilty of the conduct constituting “Cause” and specifying the particulars. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g)“Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii)an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors other than by virtue of a merger, consolidation or similar transaction;

(iii)a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv)a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means Exelixis, Inc., a Delaware corporation.

(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii)an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors (a “Control Acquisition”);

(iii)a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv)a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the terms Corporate Transaction and Control Acquisition will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(o)“Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(p)“Director” means a member of the Board.

(q)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2017, provided this Plan is approved by the Company’s stockholders at such meeting.

(s)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)“Entity” means a corporation, partnership, limited liability company or other entity.

(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(w)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)“Full Value Award” means a Stock Award that is not an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant.

(y)“Good Reason” means that one or more of the following are undertaken by the Company without the Participant’s express written consent:

(i)reduction of such Participant’s rate of compensation as in effect immediately prior to a Change in Control by greater than 10%, except to the extent the compensation of other similarly situated persons are accordingly reduced;

(ii)failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which such Participant is entitled to participate immediately prior to a Change in Control (except that such Participant’s contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company that would adversely affect such Participant’s participation or reduce such Participant’s benefits under any of such plans;

(iii)a change in such Participant’s responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by such person;

(iv)a request that such Participant relocate to a worksite that is more than 50 miles from such Participant’s prior worksite, unless such person accepts such relocation opportunity;

(v)a material reduction in duties;

(vi)a failure or refusal of any successor company to assume the obligations of the Company under an agreement with such Participant; or

(vii)a material breach by the Company of any of the material provisions of an agreement with such Participant.

Notwithstanding the foregoing, a Participant will have “Good Reason” for his or her resignation only if: (a) such Participant notifies the Company in writing, within 30 days after the occurrence of one of the foregoing event(s), specifying the event(s) constituting Good Reason and that he or she intends to terminate his or her employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the Participant resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
(z) “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(aa)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb)    “Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

(cc)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(dd)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ee)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ff)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(gg)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(hh)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ii)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(mm)    “Performance Criteria” means the one or more criteria that the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee (or Board, if applicable): (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee or Board.

(nn)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee (or Board, if applicable) will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles.

(oo)    “Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or Board, if applicable).

(pp)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq)    “Plan” means this Exelixis, Inc. 2017 Equity Incentive Plan.

(rr)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ss)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(tt)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(uu)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(vv)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ww)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(xx)    “Securities Act” means the Securities Act of 1933, as amended.

(yy)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(zz)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(aaa)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.

(bbb)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ddd)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

EXELIXIS®

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2017.

Vote by Internet

- Go to **www.investorvote.com/EXEL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and a vote for "ONE YEAR" on Proposal 5.

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Nominee	For	Against	Abstain
01 - Michael M. Morrissey, Ph.D.	☐	☐	☐
02 - Stelios Papadopoulos, Ph.D.	☐	☐	☐
03 - George A. Scangos, Ph.D.	☐	☐	☐
04 - Lance Willsey, M.D.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

EXELIXIS®

Proxy — EXELIXIS, INC.

The undersigned hereby appoints Michael M. Morrissey, Christopher J. Senner and Jeffrey J. Hessekiel, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94080 on Wednesday, May 24, 2017, at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND FOR "ONE YEAR" ON PROPOSAL 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)